UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Taboola.com Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholder:
We cordially invite you to the 2023 Annual General Meeting of Shareholders of Taboola.com Ltd. to be held on June 1, 2023 at 9:00 a.m. (Eastern time) / 4:00 p.m. (Israel time) online via live audio webcast at www.virtualshareholdermeeting.com/TBLA2023.
At the annual meeting, shareholders will be asked to consider and vote on the matters listed in the enclosed Notice of Annual General Meeting of Shareholders. Our Board of Directors unanimously recommends that you vote FOR each of the proposals listed in the Notice.
Only shareholders of record at the close of business on April 24, 2023 (the “Record Date”) are entitled to notice of and to vote at the annual meeting.
Whether or not you plan to attend the annual meeting, it is important that your ordinary shares be represented and voted at the annual meeting. Accordingly, after reading the enclosed Notice of Annual General Meeting of Shareholders and the accompanying Proxy Statement, please sign, date and mail the enclosed Proxy Card in the envelope provided or vote by telephone or over the Internet in accordance with the instructions on your Proxy Card.
We look forward to your participation in the annual meeting.
Sincerely,

Zvi Limon
Chairman of the Board of Directors

TABOOLA.COM LTD.
16 Madison Square West, 7th Floor
New York, NY 10010

Notice of 2023 Annual General Meeting of Shareholders

To be Held on June 1, 2023
Date	June 1, 2023
Time	9:00 a.m. (Eastern time) / 4:00 p.m. (Israel time)
Location	Virtual annual meeting of shareholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/TBLA2023
Purpose	1.	To re-elect three Class II directors;
	2.	To approve an advisory proposal on executive compensation;
	3.	To recommend, by advisory proposal, the frequency of future advisory proposals on executive compensation;
	4.	To approve a closing bonus and performance based cash bonus for our Chief Executive Officer (and director) and performance based cash bonuses for certain of our Named Executive Officers;
	5.	To approve compensation and amended compensation terms for our Chief Executive Officer (and director); and
	6.	To re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as Taboola’s independent registered public accounting firm for the year ending December 31, 2023.
Our Board of Directors, or Board, unanimously recommends that shareholders vote FOR each of the above Proposals which are described in the proxy statement, except that with respect to Proposals 4 and 5, Mr. Singolda has recused himself from the recommendation.

	7.	To act upon such other business as may properly come before the meeting and any adjournments thereof.
Record Date	The Board has fixed the close of business on April 24, 2023, as the Record Date for determining shareholders entitled to notice of and to vote at the meeting.
Meeting Admission
If you wish to attend the annual meeting, which is exclusively being held virtually, and you are a registered shareholder of shares held directly at our transfer agent, please enter the 16-digit control number located on the notice mailed to you beginning on April 25, 2023, on your proxy card at www.virtualshareholdermeeting.com/TBLA2023.

If your shares are held in “street name” through a broker, bank or other nominee, by following the voting instructions that accompanied your proxy materials.

A list of our registered holders as of the close of business on the Record Date will be made available to shareholders during the meeting at www.virtualshareholdermeeting.com/TBLA2023. To access the list of registered holders, which will become available on or about May 1, 2023 and throughout the meeting, shareholders should email Taboola Investor Relations at investors@taboola.com.

Voting by Proxy
Please submit a proxy card if you are a registered shareholder of shares held directly at our transfer agent or, for shares held in “street name” through a broker, bank or other nominee, a voting instruction form, as soon as possible, so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card.

If your shares are held in “street name,” you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the annual meeting.

By Order of the Board of Directors,

Zvi Limon

Chairman of the Board of Directors

Important Notice Regarding Proxy Materials for the Annual Meeting to be held on
June 1, 2023 at 9:00 a.m. (Eastern Time) / 4:00 p.m. (Israel Time)
via the internet at www.virtualshareholdermeeting.com/TBLA2023
The proxy statement and annual report to shareholders are available at:
www.proxyvote.com
Proxy Statement Summary Information
The following summary provides general information about Taboola.com Ltd., referred to as Taboola or the Company, and highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider when deciding how to vote your shares. For further and more detailed information on the matters referenced below, prior to casting your vote, please carefully review the entire proxy statement and our 2022 Annual Report on Form 10-K. Our 2022 Annual Report on Form 10-K accompanies this proxy statement and was previously filed with the Securities and Exchange Commission, or SEC. In this proxy statement, we reference various information and materials available on our corporate website. We have included our website address in this proxy statement as an inactive textual reference only. Information on our website is not incorporated by reference in this proxy statement.
Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of United States securities laws. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “goal,” “believe,” “will,” “may,” “plan,” “expect,” “intend,” “priority,” “outlook,” “guidance,” “objective,” “forecast,” “anticipate,” “estimate,” “seek,” “trend,” “target” and “strategy,” or similar statements or variations of such terms. Forward-looking statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements. Important factors that may affect future results and outcomes include but are not limited to those set forth in our 2022 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read those filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any voting or investment decision. The forward-looking statements contained in this proxy statement should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this proxy statement is first filed with the SEC, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time except as may be required by law.
Voting Matters and Recommendations
The Board unanimously recommends shareholders vote FOR each of the below Proposals except that with respect to Proposals 4 and 5, Mr. Singolda has recused himself from the recommendation.
Proposal 1: To re-elect three Class II directors.
Proposal 2: To approve an advisory proposal on executive compensation.
Proposal 3: To recommend, by advisory proposal, the frequency of future advisory proposals on executive compensation.
Proposal 4: To approve a closing bonus and performance based cash bonus for our Chief Executive Officer (and director) and performance based cash bonuses for certain of our Named Executive Officers.
Proposal 5: To approve compensation and amended compensation terms for our Chief Executive Officer (and director).
Proposal 6: To re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
Proposal 7: To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

About Taboola
Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence, or AI-based, algorithmic engine that we have developed over the past 15 years. Taboola has also expanded more directly into e-Commerce, allowing its partners with digital properties the ability to use its platforms to display advertising suited to the audiences of those partners’ websites or other digital services.
We think of ourselves as a search engine, but in reverse — instead of expecting people to search for information, we recommend information to people or enable our partners to use our technology. You’ve seen us before: we partner with websites, devices and mobile apps, which we collectively refer to as digital properties, to recommend editorial content and advertisements on the Open Web, outside of the closed ecosystems of the walled gardens such as Facebook, Google and Amazon.
Digital properties use our technology platforms to achieve their business goals, such as driving new audiences to their sites and apps, or increasing engagement on site — and we don’t charge them for these services. We also provide a meaningful monetization opportunity to digital properties by surfacing paid recommendations by advertisers. Unlike walled gardens, we are a business-to-business, or B2B, company with no competing consumer interests. We only interact with consumers through our partners’ digital properties, hence we do not compete with our partners for user attention. Our motivations are aligned. When our partners win, we win and we grow together.
We empower advertisers, merchants and affiliate networks, which we individually and collectively refer to as advertisers, to leverage our proprietary AI-powered recommendation platform to reach targeted audiences utilizing effective, native ad formats across digital properties. We generate revenues primarily when people (consumers) click on, purchase from or, in some cases, view the ads that appear within our partners’ digital experiences via our recommendation platform. Advertisers pay us for those clicks, purchases or impressions, and we share the resulting revenue with the digital properties who display those ads and generate those clicks and downstream consumer actions.
Our powerful recommendation platform was built to address a technology challenge of significant complexity: predicting which recommendations users would be interested in, without explicit intent data or social media profiles. Search advertising platforms have access, at a minimum, to users’ search queries which indicate intent, while social media advertising platforms have access to rich personal profiles created by users. In contrast, we base our recommendations on an extensive dataset of context and user behavior derived from the intersection of thousands of digital properties and millions of recommended items, including ads and editorial content.
2022 Business Overview
While 2022 was a challenging year for advertising spend, we delivered solid financial performance, including growing Gross Profit by approximately $23.2 million and ex-TAC Gross Profit* by approximately $50.8 million. In 2022 we also signed new commercial agreements with premium publishers, including Gray TV, Penske Media, Time.com, BuzzFeed Japan, HuffPost, Prisa, Grupo Godó, Network18, United Internet Media, Dumont, Kicker and Media News Group. We also signed key renewal agreements with CBSi, Tegna, Telemundo, Reach PLC, FAZ, Cox Media Group, Fox Sports, Associated Press, Altice News, Insider, Le Point, E! Online, Hearst UK and Slate.
Consolidated Financial Performance
(dollars in millions)
	2022	2021	% change FY22 YoY
Revenue	$1,401.2	$1,378.5	1.6%
Gross Profit	$464.3	$441.1	5.3%
ex-TAC Gross Profit*	$569.6	$518.9	9.8%
Net Income (loss)	$(12.0)	$(24.9)	(52.0%)
Adjusted EBITDA*	$156.7	$179.5	(12.7%)
Non-GAAP Net Income*	$91.4	$113.6	(19.5%)
*	See Appendix A for a reconciliation of non-GAAP financial measures to the comparable GAAP measures.

Yahoo Partnership
In January 2023, the Company announced the closing of its 30-year exclusive commercial agreement with Yahoo Inc., or Yahoo, under which the Company will power native advertising across all of Yahoo’s digital properties, expanding the Company’s native advertising offering. In connection with this partnership and the closing of related agreements on January 17, 2023, Yahoo and its affiliated parties received an aggregate 24.99% of the outstanding voting and non-voting equity of the Company on a combined post-transaction basis, as well as one representative on our Board. On January 17, 2023, following a recommendation from the Nominating and Governance Committee, the Board appointed Monica Mijaleski, Yahoo's Chief Financial Officer, to serve on the Board as a Class III director with an initial term expiring at the Company’s 2024 Annual General Meeting of Shareholders.
Board of Directors
The table below presents information on each of the Class II nominees for director of the Company and each of the continuing directors who are not being voted on at the Annual Meeting. Each of the nominees is a current director of the Company and the Company believes each possesses the qualifications to serve as a member of our Board. The information set forth below is as of March 31, 2023.
Name and Principal Occupation	Class	Age	Current Committee Membership	Director Since	Current Term Expires	Nominated for Term Expiring
Class II Director Nominees
Nechemia J. Peres Managing General Partner and Co-Founder, Pitango Venture Capital
	II	64	Compensation; Nominating and Governance	2013	2023	2026
Richard Scanlon Founding Partner, Marker LLC	II	53	Audit	2018	2023	2026
Gilad Shany Managing Partner, ION Crossover Partners Ltd.	II	46	Audit; Nominating and Governance	2021	2023	2026
Continuing Directors
Deirdre Bigley Retired Chief Marketing Officer, Bloomberg L.P.	I	58	Audit	2021	2025
Lynda Clarizio Retired President of U.S. Media, Nielsen Holdings plc	I	62	Nominating and Governance	2021	2025
Erez Shachar Co-founder and Managing Partner, Qumra Capital Management Ltd.	I	59	Compensation; Nominating and Governance	2007	2025
Zvi Limon General Partner and Co- Founder, Magma Venture Partners	III	64	Audit; Compensation	2007	2024
Monica Mijaleski Chief Financial Officer, Yahoo!	III	47	None	2023	2024
Adam Singolda Founder and CEO, Taboola.com Ltd.	III	41	None	2007	2024

Corporate Governance Summary
Here is a summary of the key governance practices and policies that our Board believes help advance our goals and protect the interests of our shareholders, including:
✔ Base a significant portion of executive compensation opportunity on financial performance	✔ Maintain an anti-hedging and pledging policy
✔ Set annual incentive targets for our chief executive officer based on objective performance measures	✔ Offer equity and cash compensation to our executive officers which we believe incentivizes them to deliver both short-term and long-term shareholder value
✔ Maintain a forfeiture and clawback policy	✔ Mitigate dilution by use of a net issuance mechanism for certain executives
✔ Maintain a majority independent Board	✔ Maintain an independent compensation committee which engages an independent compensation advisor
✔ Maintain entirely independent Board committees	✔ Cap cash bonus payments and annual equity based compensation
✔ Emphasize pay-for-performance – meaning the earning of annual bonuses are subject to the attainment of objective performance measurements	✔ Regularly review the executive compensation and peer group data
Overview of 2022 Executive Compensation Program
Our executive compensation program is designed to recruit, motivate and retain highly qualified executive officers, reward strong Company performance and align the long-term interests of our executive officers with those of our shareholders. We do this by offering competitive compensation that is reflective of market practices and comprised of elements that promote strong short- and long-term performance. The table below offers a snapshot of the key components of our executive compensation program and the rationale underlying each element.
Component	Form	Purpose
Base Salary	Cash	Fixed cash compensation that provides a base level of cash compensation for performing day-to-day job responsibilities, based on level of responsibility
Short-Term Incentive	Cash	Variable annual performance-based award opportunity based on achievement with respect to Company defined goals and metrics
Long-Term Incentive	Time-based Restricted Share Units
Multiyear time-based award that aligns the interest of our NEOs with shareholders and promotes retention by vesting over a four-year period subject to employment with the Company through each vesting date

Environmental, Social and Governance
Taboola believes social responsibility, good governance, minding its environmental footprint and evolving its culture to powerfully support its strategies is critical to our long-term success. We firmly believe in the principles of sound governance and helping our clients succeed. We are dedicated to maintaining a global and inclusive workplace where employees feel valued and engaged. We believe we have a responsibility to enrich our communities, both in the way we carry out our operations and in the platform and services we offer.
Additional Voting Information
Quorum: At the Annual Meeting, the presence in person or by proxy of two or more shareholders and holding not less than thirty-three and one-third percent (33 1∕3%) of the voting power of the shares issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. Abstentions and broker non-votes will qualify for determining whether there is a quorum.

Proposal 1: Re-election of Three Class II Directors.
Each nominee for director is elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” the nominee. Any nominee who receives more votes cast “FOR” their election than “AGAINST” will be elected as a Class II director to serve until the 2026 Annual General Meeting of Shareholders and until their respective successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote.
Proposal 2: Advisory Approval on Executive Compensation.
The approval, on an advisory basis, of the compensation of our NEOs in this Proxy Statement requires the “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are treated as present and entitled to vote and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 3: Advisory Vote on Frequency of Future Shareholder Advisory Votes on Executive Compensation.
If none of the three frequency options receives a majority of the voting power of the shares present in person or represented by proxy, the option of one year, two years or three years that receives the greatest number of votes will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will have no effect on the outcome of this vote.
Proposal 4: Approval of a Closing Bonus and Performance Based Cash Bonus for our Chief Executive Officer (and Director) and of Performance Based Cash Bonuses for Certain of our Named Executive Officers.
The approval of the closing bonus and performance based cash bonus to our Chief Executive Officer (and director) and of the performance based cash bonuses for certain of our NEOs in this Proxy Statement is subject to the fulfillment of one of the following additional voting requirements: (i) the majority of the Shares that are voted at the Meeting in favor of the Proposal, excluding abstentions, includes a majority of the votes of shareholders who are not controlling shareholders or do not have a personal interest in the approval of the Proposal; or (ii) the total number of Shares of the shareholders mentioned in clause (i) above that are voted against the Proposal does not exceed two percent (2%) of the total voting rights in the Company (the “Special Majority”). Abstentions and broker non-votes will have no effect on the outcome of this vote.
Note Regarding Proposal 4: For the purpose of Proposal 4, a “controlling shareholder” is any shareholder that has the ability to direct the Company’s activities (other than by means of being a director or office holder of the Company). A person is presumed to be a controlling shareholder if it holds or controls, by himself or together with others, one half or more of any one of the “means of control” of a company. “Means of control” is defined as any one of the following: (i) the right to vote at a general meeting of a company, or (ii) the right to appoint directors of a company or its chief executive officer. A “personal interest” of a shareholder in an action or transaction of a company includes a personal interest of any of the shareholder’s relatives (i.e. spouse, brother or sister, parent, grandparent, child as well as child, brother, sister or parent of such shareholder’s spouse or the spouse of any of the above) or an interest of a company with respect to which the shareholder or the shareholder’s relative (as defined above) holds 5% or more of such company’s issued shares or voting rights, in which any such person has the right to appoint a director or the chief executive officer or in which any such person serves as director or the chief executive officer, including the personal interest of a person voting pursuant to a proxy which the proxy grantor has a personal interest, whether or not the person voting pursuant to such proxy has discretion with regards to the vote; and excludes an interest arising solely from the ownership of ordinary shares of a company. For the purpose of Proposal 4, the term controlling shareholder shall also include a person who holds 25% or more of the voting rights in the general meeting of the company if there is no other person who holds more than 50% of the voting rights in the company; for the purpose of a holding, two or more persons holding voting rights in the company each of which has a personal interest in the approval of the transaction being brought for approval of the company will be considered to be joint holders.
If you do not indicate whether or not you are a controlling shareholder or have a personal interest with respect to Proposal No. 4 by marking “YES” or NO” on the proxy card or voting instruction form (or in your electronic submission), your ordinary shares will not be voted for Proposal No. 4.

If your interest arises solely from the fact that you hold shares in the Company, you would not be deemed to have a personal interest, and should mark “No.”
Solely with respect to the approval of the Performance Bonuses to the Named Executive Officers, excluding the Chief Executive Officer, the Israeli Companies Law, 5759-1999 (the “Companies Law”) allows our Board to approve such Proposal even if the Annual General Meeting of Shareholders has voted against its approval, provided that the Company’s Compensation Committee, and thereafter the Board, each determines to approve it, based on detailed arguments, and after having reconsidered the matter and concluded that such action is in the best interest of the Company.
Proposal 5: Approval of Compensation and Amended Compensation Terms for our Chief Executive Officer (and Director).
The approval of compensation and amended compensation terms for our Chief Executive Officer in this Proxy Statement requires the “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes will have no effect on the outcome of the vote.
Proposal 6: Re-Appointment of Independent Auditors and Authorization of the Board of Directors to fix their Remuneration.
The ratification of the appointment Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will not be treated as either a vote “FOR” or “AGAINST” the proposal.
If your shares are held by a broker, you must instruct your broker how to vote for Proposals 1, 2, 3, 4, 5 and 6. If you have not instructed the broker how to vote, your shares will not be voted with respect to Proposals 1, 2, 3, 4 and 5, however, your broker does have the discretionary authority to vote your shares on Proposal 6.

Summary Information	1
Corporate Governance at Taboola	8
Overview	8
Shareholder Engagement	8
Board of Directors Composition	8
Diversity of the Board of Directors	9
Board of Directors Leadership Structure	9
Board of Directors’ Role in Risk Oversight	10
Meetings of the Board of Directors and Annual Meeting of Shareholders	10
Committees of the Board of Directors	10
Corporate Governance Guidelines and Code of Conduct	11
Communication with the Board of Directors	11
Non-Employee Director Compensation	11
Related Party Transactions	13
Human Capital	13
Proposal 1: Re-election of Directors	16
Executive Compensation	20
Compensation Discussion and Analysis	20
Additional Executive Compensation Information	28
Compensation Committee Report	28
Compensation Committee Interlocks and Insider Participation	28
2022 Summary Compensation Table	28
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal Year End	30
Option Exercises and Stock Vested	31
Payments Upon Change in Control	31
CEO Pay Ratio	32
Pay versus Performance	33
Security Ownership of Certain Beneficial Owners and Management	36
Proposal 2: Approval of Advisory Proposal on Executive Compensation	38
Proposal 3: Advisory Vote on Frequency of Future Shareholder Advisory Votes on Executive Compensation	39
Proposal 4: Approval of a Closing Bonus and Performance Based Cash Bonus for our Chief Executive Officer (and Director) and of Performance Based Cash Bonuses for Certain of our Named Executive Officers	40
Proposal 5: Approval of Compensation and Amended Compensation Terms for our Chief Executive Officer (and Director)	43
Audit Committee Matters	45
Audit Committee Pre-Approval Policies and Procedures	45
Audit and Non-Audit Fees	45
Report of the Audit Committee	46
Proposal 6: Re-Appointment of Independent Auditors and Authorization of the Board of Directors to fix their Remuneration	47
General Information About the Annual Meeting	48
Questions and Answers About Voting	48

Corporate Governance at Taboola
Overview
Taboola is committed to effective corporate governance and independent oversight by our Board. Our programs and policies are informed by engagement with our shareholders as well as a guiding principle that the Board is accountable for representing the best interests of our shareholders, accomplished primarily through independence, diversity of experience and engagement with shareholders and other key constituents. The information set forth below is as of March 31, 2023.

Shareholder Engagement
We believe that effective corporate governance includes regular, constructive conversations with our shareholders, and we value our shareholders’ continued feedback and opinions. All feedback is reviewed and considered as appropriate for the Company’s strategy, business growth and maturity stage. We are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders on a variety of topics, including business strategy, executive compensation and corporate governance. Maintaining an active dialogue with our shareholders is consistent with our corporate values of open communication and accountability and we intend to continue these efforts in the future.
Board of Directors Composition
The Nominating and Governance Committee, with input from the Board, is responsible for nominating directors for election each year and evaluating the need for new director candidates as appropriate. This assessment includes an evaluation of each director nominee’s skills and experience, and independence, as well as consideration of diverse perspectives and experiences, and other characteristics, such as race/ethnicity, gender and nationality, in the context of the needs of the Board.
On January 17, 2023, the Board expanded the size of the full Board from 8 to 9 positions and appointed, following a recommendation from the Nominating and Governance Committee, Monica Mijaleski as a director of the Company to fill the newly created vacancy. Ms. Mijaleski will serve as a Class III director, with an initial term expiring at the Company’s 2024 Annual General Meeting of Shareholders. Ms. Mijaleski’s appointment to the Board was made pursuant to the Omnibus Agreement entitling Yahoo to designate a representative to be nominated to serve on the Board effective as of the closing of the transaction.
Director Independence
Our Board has undertaken a review of the independence of each director who served during 2022. Based on information provided by each non-employee director concerning their background, employment and affiliations, our Board determined that all of our non-employee directors (except for Monica Mijaleski) meet the categorical standards for independence under the applicable rules and regulations of the SEC and satisfy the qualifications for independence under the Nasdaq listing standards.
In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of Taboola securities by each such non-employee director or affiliated entities, and their involvement in any transactions described under the heading “Related Party Transactions.” In addition, as noted above, due to the expected development of the Yahoo partnership, we have designated Ms. Mijaleski as a non-independent director.

Director Nominee Qualifications, Diversity and Skills
We believe that our Board should have a variety of qualifications, skill sets and experience that, when taken as a whole, best serve the Company and our shareholders. We recognize the importance of diversity with regard to the composition of the Board and seek to have a Board that consists of members with a diversity of experience, perspectives and viewpoints, including diversity with respect to gender, race, ethnicity and nationality.
Identifying Director Nominees
In connection with nominating directors for election each year and evaluating the need for new director candidates as appropriate, including skill sets, diversity and specific business background, the Nominating and Governance Committee, with input from the entire Board and management, focuses on the Board’s capabilities and functioning as a whole. The Board expects all directors and director nominees to possess the following attributes or characteristics:
•	The highest personal and professional ethics and integrity;
•	Proven achievement and competence in their respective field and the ability to exercise sound business judgment;
•	Skills that are complementary to those of the existing Board;
•
The ability and commitment to attend Board and committee meetings and to invest sufficient time and energy in monitoring management’s conduct of the business and compliance with Taboola’s operating and administrative procedures; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.
Diversity of the Board of Directors
Board Diversity Matrix (as of December 31, 2022)
	Female	Male
Total Number of Directors	9
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
Asian	1	0
White	2	6
Board of Directors Leadership Structure
Our Board periodically evaluates our leadership structure and combination or separation of the Chief Executive Officer and Chair of the Board roles is driven by our needs at any point in time. As a result, no policy exists requiring combination or separation of these leadership roles and our governing documents do not mandate a particular structure. This approach has allowed our Board the flexibility to establish the most appropriate structure for the Board at any given time.
At this time, our Board believes that having an independent Chair provides strong independent leadership and oversight for our Company and our Board. The separation of the Chair and CEO positions allows our independent Chair to focus on the governance of our Board, Board meeting agenda planning, the recruitment of new directors and Board committee responsibilities. Furthermore, this structure allows our CEO to focus his attention on the business and execution of the Company’s strategy. In 2022, following going public, the Board and its Committees instituted a self-assessment process. The Board, with consultation from the Nominating and Governance Committee, is continually evaluating ways to refine and improve the self-evaluation process to facilitate actionable responses from directors using methods that are appropriate for their style of collaboration in order to provide tailored feedback.

Board of Directors’ Role in Risk Oversight
Our Board oversees the risk management activities designed and implemented by our management team and also considers specific risk topics, including risks associated with our strategic initiatives, cybersecurity, business plans and capital structure. The Board executes its oversight responsibilities both directly and through its committees. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of the Company and reports periodically to the Board and the Audit Committee on risk management activities, including cybersecurity. Our Board has delegated to the Audit Committee oversight of its risk management process, and our other Board committees also consider risks related to the performance of their respective committee responsibilities. All committees report to the Board regularly and as frequently as appropriate, including when a matter rises to the level of a material or enterprise risk.
Meetings of the Board of Directors and Annual Meeting of Shareholders
During 2022, the Board held 9 meetings, and each of the incumbent directors other than Mr. Peres attended at least 75% of the total of all meetings of the Board and committees on which the director served during his or her service as a director during the year. Mr. Peres attended 67% of the meetings of the Board and committees for which he served.
Although Taboola does not have a formal policy regarding attendance of directors at the annual meeting of shareholders, all directors are encouraged to attend. Each of the eight directors on the Board at the time of our 2022 annual meeting of shareholders attended the virtual meeting.
Committees of the Board of Directors
The Board has the following committees to assist it in carrying out its responsibilities, and each operates under a written charter, a copy of which is available under the “Corporate Governance” section in the “Investor Relations” portion of our website at www.taboola.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, is to be reviewed annually with any changes subject to Board approval.
Audit Committee
Current Membership: Richard Scanlon (Chair); Deirdre Bigley; Zvi Limon; Gilad Shany
Meetings Held: 5
Primary Responsibilities: (i) retaining and, if so determined, terminating our independent auditors, subject to ratification by the Board, and in the case of retention, subject to ratification by the shareholders; (ii) pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms; (iii) overseeing the accounting and financial reporting processes of our Company; (iv) managing audits of our financial statements; (v) preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act; (vi) reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC; (vii) recommending to the Board the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor; (viii) reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements; (ix) identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the Board; (x) reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between the Company and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and (xi) establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.
All members meet the independence requirements of the listing standards of Nasdaq and the rules and regulations of the SEC. Each member of the Audit Committee meets the financial literacy requirements of the current listing standards. In addition, the Board has determined that Richard Scanlon is an Audit Committee financial expert (as defined by SEC rules).

Compensation Committee
Current Membership: Erez Shachar (Chair); Zvi Limon; Nechemia J. Peres
Meetings Held: 7
Primary Responsibilities: (i) recommending to our Board for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to our Board any amendments or modifications the committee deems appropriate, including as required under the Companies Law; (ii) reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives; (iii) approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and (iv) administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans.
All members meet the independence requirements of the listing standards of Nasdaq.
Nominating and Governance Committee
Current Membership: Lynda Clarizio (Chair); Nechemia J. Peres; Erez Shachar; Gilad Shany
Meetings Held: 2
Primary Responsibilities: (i) overseeing and assisting our Board in reviewing and recommending nominees for election of directors; (ii) assessing the performance of the members of our Board; and (iii) establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our Board a set of corporate governance guidelines applicable to our business.
All members meet the independence requirements of the listing standards of Nasdaq.
Corporate Governance Guidelines and Code of Conduct
We have adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director nominees, conflicts of interest, succession planning, committee composition, director term limits, and other important governance policies and principles.
Additionally, we have adopted a Code of Conduct that applies to all our employees, officers and directors. Our Code of Conduct addresses, among other things, competition and fair dealing, gifts and entertainment, conflicts of interest, international business laws, financial matters and external reporting, company assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the Code of Conduct.
The Corporate Governance Guidelines and Code of Conduct are available under the “Corporate Governance” section in the “Investor Relations” portion of our website at www.taboola.com.
Communication with the Board of Directors
Shareholders and interested parties who wish to contact the Board or the Chairman should address correspondence to the Chairman in care of the Corporate Secretary. The Corporate Secretary will review and forward correspondence to the Chairman or the appropriate person or persons for response.
Chairman of Taboola.com Ltd.
c/o Office of the Corporate Secretary
16 Madison Square West, 7th Floor
New York, NY 10010
Non-Employee Director Compensation
Members of the Board who are not employees are eligible for compensation under our Compensation Policy for Executive Officers and Directors, or the Compensation Policy. The Compensation Policy was adopted by the Board, and approved by shareholders, with the objective of assembling a high-performing Board that could best guide the Company in achieving its strategic and operational goals, and promoting long-term shareholder value. The Compensation Policy is periodically reviewed under the combined leadership of the Compensation Committee and Board to ensure that it continues to satisfy the Board’s overall compensation objectives and philosophy. The Compensation Committee and Board are aided in their review by an independent compensation consultant, Pearl Meyer, which provides compensation benchmarking and consultation services.
Each of the Company’s non-employee directors receive the following cash compensation, which are paid in quarterly installments: (i) annual Board retainer of $35,000 (or $110,000 for the chairperson); (ii) $10,000 (or $20,000 for the chairperson) per membership of the Audit Committee; (iii) $7,500 (or $15,000 for the chairperson) per membership of the Compensation Committee; (iv) and $3,000 (or $7,500 for the chairperson) per membership of the Nominating and Governance Committee or any other Board Committee.
In addition, upon election or appointment, non-employee directors will be granted with a restricted share unit award under our equity incentive plan at a value of $360,000, which will vest over a period of one year, and thereafter, provided the director is still in office, an annual restricted share unit award of $180,000, which will vest over a period of one year.
Director Share Ownership Guidelines
To further align the interests of our non-employee directors with the Company’s shareholders, the Board adopted and the shareholders approved share ownership guidelines, or Director Guidelines, for our non-employee directors. Pursuant to the Director Guidelines, all non-employee directors are expected to own shares in the Company with an aggregate value equal to four times their annual cash Board retainer fee, excluding any additional cash retainers for committee service on the latter of the fourth anniversary of: (i) the adoption of the Director Guidelines or (ii) the non-employee director's initial election to the Board. The following equity holdings qualify toward satisfaction of the Director Guidelines:
(i)	held directly or indirectly by the director including shares held in joint accounts;
(ii)	held by a trust of which the director is a trustee or a primary beneficiary; and
(iii)	the receipt of which were deferred under any Company approved deferred compensation plan or arrangement for non-employee directors, so long as such shares are vested.
Unexercised options to purchase Ordinary Share of the Company do not count toward the Guidelines.
The level of ownership is calculated on March 31, 2023, the same date used for the Security Ownership of Certain Beneficial Owners and Management Table below, and by reference to the closing price of our ordinary shares on Nasdaq on that date. As of March 31, 2023, each non-employee director is still subject to the phase-in period described above.
2022 Director Compensation
The following table summarizes compensation paid to our non-employee directors during the year ended December 31, 2022. Directors who are also our employees receive no additional compensation for their service as a director. During the year ended December 31, 2022, Mr. Singolda, Taboola’s Founder and CEO, was an employee. Mr. Singolda’s compensation is discussed in the “Executive Compensation” section beginning on page 20.
Name*	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Deirdre Bigley	45,000	180,000	225,000
Lynda Clarizio	42,500	180,000	222,500
Zvi Limon	127,500	180,000	307,500
Nechemia J. Peres	45,500	180,000	225,500
Richard Scanlon	55,000	180,000	235,000
Erez Shachar	53,000	180,000	233,000
Gilad Shany	48,000	180,000	228,000
*	Ms. Mijaleski joined the Board on January 17, 2023 and therefore is not included in the 2022 Director Compensation table.

Related Party Transactions
Our policy is that any transactions with related parties must be on terms that, on the whole, are no less favorable to Taboola than those that are available from unaffiliated third parties.
The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.
If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.
Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.
A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.
Under the Companies Law, in addition to the approval of the Board, the approval of the Audit Committee or the Compensation Committee (as the case may be), and in some cases, the shareholders of the Company is required to effect specified actions and transactions with office holders and controlling shareholders and their relatives, or in which they have a personal interest. The term “controlling shareholder” means any shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint 50% or more of the directors of the company or its chief executive officer. For the purpose of approving transactions with controlling shareholders, the term “controlling shareholder” also includes any shareholder that holds 25% or more of the voting rights of the company if no other shareholder holds more than 50% of the voting rights in the company. For purposes of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.
As of the date of this Proxy Statement, we do not have a controlling shareholder as defined under the Companies Law.
Based on information provided by the directors and executive officers, and obtained by the legal department, no related party transactions are required to be reported in this Proxy Statement under applicable SEC and the Companies Law regulations.
Human Capital
We strive to create a diverse, inclusive and ambitious environment where every employee can discover and unleash their potential to achieve individual and collective success. Our employees are our most valuable asset.

Employees
On December 31, 2022, we had approximately 1,815 employees, the majority of which have been employed by Taboola for over two years (including service periods of persons employed by Connexity prior to Taboola’s acquisition of Connexity). We have approximately 500 employees working in research and development, with an average tenure of four years.
As of December 31, 2022, our employees are not covered by a collective bargaining agreement, except as required by law under arrangements in France, Spain, and Brazil, covering a total of approximately 75 employees. We have never experienced a general strike or similar work stoppage.
Transparency
The ability to be transparent and share and discuss our business challenges and opportunities openly and broadly with all our employees is important to our success. We promote an open dialogue with our employees through all-hands meetings, usually twice a month, which include Q&A sessions with senior leadership. We conduct annual and topic-specific employee feedback surveys which consistently receive 80% or higher response rate. Survey results are shared publicly with our managers and employees. We continue to adjust our investment in human capital based on the feedback from our employees.
Talent Acquisition and Development
We are focused on recruiting and retaining talented employees across the organization, with a particular focus on unique talent in algorithms, product, customer relationship management and many other areas that are critical to our success. We continue to invest to hire and retain top talent in our high priority areas, and provide competitive compensation for our employees and a range of flexible benefits, including an industry-leading parental leave policy. We have been consistently recognized by Dun & Bradstreet as a top high-tech company to work for in Israel and by Built In as one of the 100 best large companies to work for in Los Angeles 2022. Our strong external reputation led to a quarterly average of over 10,000 candidates applying to work at Taboola in 2022. For new hires, we have an onboarding program tailored towards their roles and responsibilities. On an ongoing basis, we invest in training and development programs that help our employees achieve their career goals, build management skills and lead their organizations. We have two formal career feedback discussions per year where managers and their employees discuss progress and feedback for each other every year. We believe in developing and promoting top talent within the Company. In 2022, one out of every five of our employees was offered an opportunity for career advancement within the Company.
Performance and Alignment
We have a “pay for performance” culture that we believe drives superior results. We invest in our workforce by offering competitive salaries, incentives, and benefits. We align the interests of our employees with those of Taboola through a broad-based equity award program, generally with a four-year vesting schedule. Typically, employee bonus plans are based on both personal and Company goals.
Cost Restructuring Program
In September 2022, the Company announced a cost restructuring program that resulted in a workforce reduction of approximately 6%. The cost restructuring program realigned and restructured teams that will allow the Company to continue to focus on its top three priorities: performance advertising, e-Commerce and header bidding. Yahoo has become a fourth primary focus area as a result of the January 2023 closing of agreements related to our Yahoo partnership.
Diversity, Equity and Inclusion
In 2020, we launched a global Diversity, Equity and Inclusion, or DEI, taskforce. The DEI task force works with our senior management team to address global DEI topics and develop relevant initiatives to ensure we continue to build a culture where every employee feels valued, seen, and heard. We continue to have a mechanism for employees to anonymously voice concerns.
Throughout 2022, we have continued to see the results of our initiatives. With respect to finding top diverse talent, we began by assessing our current workforce demographics by region and business unit, and established goals and guidelines in efforts of diversifying our recruitment funnel at the first assessment stage. We invested and enhanced our applicant tracking tool to include DE&I related tracking, allowing us to capture and track self-identification data from applicants. We further invested in strategic partnerships with employment platforms that provide us multi-pronged access to highly skilled underrepresented talent, who may not currently be on our platform, such as Built-In, Ivy Research Council, and Jopwell. As a result, in 2022, we saw that 46% of our new hires were women and 18% of those women were hired into technical positions. In 2022, to track our progress and success at attracting diverse candidates and retaining diverse employees we created a DEI dashboard.
Within the organization, in 2022 we increased the number of Employee Resource Groups from four to seven, and each has an annual budget to sponsor programming and events. We also have a mentorship program connecting Black, Indigenous and People of Color (BIPOC) talent to senior leaders. We continue to have a number of global and region-specific initiatives held to promote a culture of inclusion and belonging - such as, workshops, panels, networking events and communities for various interest groups. We also partner with Gold Enterprises to create robust programming for our multi-year DEI training plan.
We are committed to building a long-term plan that will help foster a community that is diverse, equitable, and inclusive, both internally and externally.

Proposal 1: Re-election of Class II Directors
The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.
Our Board currently has nine directors and is divided into three classes with staggered three-year terms as follows:
•	the Class I directors are Deirdre Bigley, Lynda Clarizio and Erez Shachar, and their terms will expire at our annual meeting of shareholders to be held in 2025;
•	the Class II directors are Nechemia J. Peres, Richard Scanlon and Gilad Shany, and their terms will expire at the Annual Meeting; and
•	the Class III directors are Zvi Limon, Monica Mijaleski and Adam Singolda, and their terms will expire at our annual meeting of shareholders to be held in 2024.
At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class will be for a term of office that expires on the date of the third annual general meeting following such election or re-election.
At the Annual Meeting, shareholders will be asked to re-elect Nechemia J. Peres, Richard Scanlon and Gilad Shany.
If re-elected at the Annual Meeting, each of Nechemia J. Peres, Richard Scanlon and Gilad Shany will serve until the 2026 annual general meeting of our shareholders, and until their successor has been duly elected and qualified, or until their office is vacated in accordance with our Articles of Association or the Companies Law.
In accordance with the Companies Law, each of Gilad Shany, Nechemia J. Peres and Richard Scanlon has certified to us that they meet all the requirements of the Companies Law for election as a director of a public company, and possesses the necessary qualifications and has sufficient time to fulfill their duties as a director of the Company, taking into account the size and special needs of the Company.
During 2022, each director attended 75% or more of total meetings of the Board and committees on which he or she served during 2022, except for Mr. Peres who attended 67% of the total of all meetings of the Board and committees for which he served.
The Nominating and Governance Committee of our Board recommended that each of Nechemia J. Peres, Richard Scanlon and Gilad Shany be re-elected at the Meeting as a Class II director for a term to expire at the 2026 annual general meeting of our shareholders, and until their successor has been duly elected and qualified, or until their office is vacated in accordance with our Articles of Association or the Companies Law. Our Board approved this recommendation.
Class II Director Nominees (Nominated for Term Expiring 2026)
Nechemia J. Peres (Independent)
Age: 64
Director Since: 2013
Committees: Compensation Committee; Nominating and Governance Committee
Other Public Company Boards: Teva Pharmaceutical Industries Ltd. (Since 2017)
Mr. Peres has served on Taboola’s Board since 2013. Mr. Peres is the managing general partner and co-founder of Pitango Venture Capital, Israel’s largest venture capital group, since its inception in 1996. Mr. Peres serves on the boards of directors of numerous Pitango portfolio companies. Mr. Peres also founded the Mofet Israel Technology Fund in 1992, one of Israel’s first venture capital funds. Mr. Peres is chairman of the Peres Center for Peace and Innovation. He co-founded and chaired the Israel Venture Association (IATI—Israel Advanced Technology Industries) and he chaired the Israel America Chamber of Commerce from 2008 to 2011. He received a Bachelor of Science in industrial engineering and management and an M.B.A. degree from Tel Aviv University. Mr. Peres’ extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our Board, and his experience as a board member of various public and private companies brings value to our Board.

Richard Scanlon (Independent)
Age: 53
Director Since: 2018
Committee: Audit Committee (Chair)
Other Public Company Boards: None
Mr. Scanlon has served on Taboola’s Board since 2018 and has been an investor in Taboola since 2011. He is a founding partner of Innovation Endeavors which merged with Marker LLC in 2017, a New York and Israel-based venture capital firm he founded in 2011. At Marker LLC, Mr. Scanlon invested in a number of industry leading high-growth technology companies including Yext, Datorama, Dynamic Yield, Yotpo, Team8, Overwolf, Tufin, and Taboola. Prior to founding Marker LLC, Mr. Scanlon was a managing partner at Crescent Point, a Singapore-based venture and private equity firm he co-founded in 2003. Earlier in his career, Mr. Scanlon was an investment banker at Morgan Stanley and Credit Suisse. He earned a B.A. degree from Middlebury College, where he is currently a member of the Middlebury College Board of Trustees. Mr. Scanlon’s extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our Board, and his experience as a board of directors member of various public and private companies make him a valuable asset to our Board.
Gilad Shany (Independent)
Age: 46
Director Since: 2021
Committees: Audit Committee; Nominating and Governance Committee
Other Public Company Boards: Innovid Corp. (Since 2021)
Mr. Shany has served on Taboola’s Board since June 2021. In 2018, Mr. Shany co-founded ION Crossover Partners Ltd., an Israeli-based crossover fund, where he currently serves as the Managing Partner. Prior to co-founding ION Crossover Partners, Mr. Shany served as General Partner of Magma Venture Partners. He previously served as Vice President of Baron Capital, where he gained over 10 years of experience investing in innovative growth companies in public and private markets. He led investments with various international companies, including Tesla Inc. (Nasdaq: TSLA), Mobileye NV (acquired by Intel $15.3BN), Mellanox Technologies (acquired by NVIDIA $6.9BN), Varonis Systems Inc. (Nasdaq: VRNS), Fiverr (NYSE: FVRR) and Monday.com (Nasdaq: MNDY), among others. Prior to that Mr. Shany spent 14 years with the Israel Air Force and served as Head of Aerial Defense in the Israel Air Force from 2007 to 2008. Mr. Shany holds a B.S. degree in Physics, Astronomy, and Philosophy from Tel Aviv University in Israel and an M.B.A from the Wharton School at the University of Pennsylvania. Mr. Shany’s extensive experience as an executive and investor, together with his educational background, make him a valuable asset to our Board.
Class I Directors (Term Expires 2025)
Deirdre Bigley (Independent)
Age: 58
Director Since: 2021
Committees: Audit Committee
Other Public Company Boards: Shutterstock, Inc. (Since 2016); Wix.com (Since 2017); Sportradar Group AG (Since 2021)
Ms. Bigley has served on Taboola’s Board since April 2021. Ms. Bigley joined Bloomberg, L.P., a global business and financial information and news leader, in 2009 and served as the Chief Marketing Officer from 2013 to 2021. Prior to joining Bloomberg, L.P., Ms. Bigley spent thirteen years at International Business Machines Corporation (IBM), serving in several capacities, including Vice President of Worldwide Advertising and Interactive, and Vice President of Worldwide Brand. Ms. Bigley serves on the boards of directors of: Shutterstock, Inc. (NYSE: SSTK) a global supplier of commercial imagery, video and music since May 2016; Wix.com Ltd. (Nasdaq: WIX), a cloud based development platform, since November 2017; and Sportradar Group AG (Nasdaq: SRAD), a sports betting and sports entertainment company, since April, 2021. Ms. Bigley holds a B.A. in English from West Chester University. Ms. Bigley’s extensive marketing leadership experience, together with her corporate background, enable her to advise our Board on key strategic and operational issues.

Lynda Clarizio (Independent)
Age: 62
Director Since: 2021
Committees: Nominating and Governance Committee (Chair)
Other Public Company Boards: CDW Corporation (Since 2015); Emerald Holding, Inc. (Since 2020); Intertek Group plc (Since 2021)
Ms. Clarizio has served on Taboola’s Board since April 2021. Ms. Clarizio has over 20 years of experience in the media industry growing and scaling businesses with a focus on data and technology. She currently is the Co-Founder and General Partner of The 98, an early stage venture fund investing in tech-enabled businesses led by women. Ms. Clarizio previously served as President of U.S. Media at Nielsen Holdings plc, a global measurement and data analytics company, where she worked from 2013 to 2018. From 2012 to 2013 she served as Executive Vice President, Corporate Development and Operations of AppNexus, Inc., a programmatic advertising platform. From 2009 to 2012, Ms. Clarizio served as Chief Executive Officer and President of InVision, Inc., a provider of multi-platform advertising solutions. From 1999 to 2009, she held a variety of executive positions with AOL Inc., a media technology company, including President of Platform-A (AOL’s global advertising business) and President of Advertising.com (an AOL subsidiary). Prior to joining AOL, Ms. Clarizio was a partner in the Washington, DC law firm Arnold & Porter, where she practiced law from 1987 through 1999. Ms. Clarizio is a member of the boards of directors of CDW Corporation, Intertek Group plc, Emerald Holding, Inc., Simpli.fi Holdings and Cambri and is the Vice-Chair of Human Rights First. She is a graduate of Princeton University, where she earned an A.B., and of Harvard Law School, where she earned a J.D. Ms. Clarizio’s extensive media and data analytics industry leadership experience, together with her corporate development and legal background, enable her to advise our Board on key strategic and operational issues.
Erez Shachar (Independent)
Age: 59
Director Since: 2007
Committees: Compensation Committee (Chair); Nominating and Governance Committee
Other Public Company Boards: Riskified Ltd. (Since 2015)
Mr. Shachar has served on Taboola’s Board since 2007. Mr. Shachar is the co-founder and managing partner of Qumra Capital Management Ltd., a venture capital firm founded in 2014. Since 2004, Mr. Shachar has also served as managing partner of Evergreen Venture Partners Ltd., a venture capital firm, focusing on investment opportunities in technology companies. Mr. Shachar has served as a member of the board of directors of Fiverr, Varonis Systems, Peer 39, Traiana Inc., Identify, Itemfield Inc., eGlue Business Technologies Inc., and Aduva Inc. Also, as of December 31, 2021, Mr. Shachar serves as a member of the board of directors of Riskified Ltd. (NYSE: RSKD) and several private companies, including Talkspace. Prior to his Venture Capital career, Mr. Shachar was the Chief Executive Officer of Nur Macroprinters, (Nasdaq: NURM) which was acquired by HP. Mr. Shachar holds a B.S. degree in Math and Computer Science from Tel Aviv University and an M.B.A. from the INSEAD Business School. Mr. Shachar brings to our Board, due to his extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our Board, and his experience as a board of directors member of various public and private companies.
Class III Directors (Term Expires 2024)
Zvi Limon (Independent)
Chairman of the Board
Age: 64
Director Since: 2007
Committees: Audit Committee; Compensation Committee
Other Public Company Boards: None
Mr. Limon has served on Taboola’s Board since 2007 and served as its Chairman since 2018. Mr. Limon is a General Partner and co-founder of Magma Venture Partners. He has been an active investor in public and private technology companies in Israel and abroad since 1990. Prior to that, Mr. Limon was a management consultant at Bain & Co. in London and Shaldor Ltd. in Israel. He is also an experienced board member of various public and private companies. Mr. Limon holds an M.B.A degree from the INSEAD Business School and a B.A. in

Business Administration and Economics from Bar Ilan University. Mr. Limon brings extensive experience to our Board, due to his years of providing strategic and investment advisory services to companies and his deep understanding of our company from his years of service on our Board.
Monica Mijaleski (Not Independent)
Age: 47
Director Since: 2023
Committees: None
Other Public Company Boards: None
Ms. Mijaleski has served on Taboola’s Board since January 2023. Ms. Mijaleski currently serves as Yahoo’s Chief Financial Officer, a position she has held since September 2021. In this role she oversees all finance operations for Yahoo’s global business, including Controllership, FP&A, Treasury, Procurement, Internal Audit, Yield and Pricing, Real Estate and Research & Analytics. Prior to joining Yahoo, Ms. Mijaleski served as Group Chief Financial Officer of Verizon Media from February 2020 to September 2021 and as Vice President of Finance Media Brands and Business Development from May 2019 to February 2020. During the period from July 2016 to April 2019, Ms. Mijaleski served as News Corp’s Senior Vice President, Head of FP&A, Management Reporting and Financial Systems. Prior to joining News Corp in December 2015 as Vice President of Financial Planning Analysis, she began her career in 2005 at Sony Music holding roles of increasing responsibility. Ms. Mijaleski is a Certified Public Account and received her Masters in Professional Accounting at MacQuarie University in Sydney, Australia, and her Bachelor of Science (Biomedical Sciences) at University of Technology in Sydney, Australia. Ms. Mijaleski’s experience leading the finance function of a global organization and significant experience in corporate finance and financial reporting acquired through senior executive roles provides the Board with a valuable understanding and perspective on corporate finance matters.
Adam Singolda (Not Independent)
Age: 41
Director Since: 2007
Committees: None
Other Public Company Boards: None
Mr. Singolda has been the Chief Executive Officer, as well as a director, of Taboola since it began operations in 2007. He also serves as a member of the board of directors of K Health, the healthcare startup he co-founded in 2016. Prior to that Mr. Singolda studied Computer Science at The Open University of Israel and spent 6½ years serving in an advanced cyber technology unit of the Israel Defense Forces, serving as a research and development engineer and manager. He graduated IDF officers’ academy with honors. Mr. Singolda’s experience as the founder and Chief Executive Officer of Taboola makes him exceptionally well qualified to serve on our Board.
Proposal
It is proposed that the following resolutions be adopted at the Meeting:
(a)
RESOLVED, that the re-election of Nechemia J. Peres as a Class II director of the Company, for a term of approximately three years that expires at the third annual general meeting of shareholders to be held following his re-election, and until the due election and qualification of his successor, be, and hereby is, approved in all respects.

(b)
RESOLVED, that the re-election of Richard Scanlon as a Class II director of the Company, for a term of approximately three years that expires at the third annual general meeting of shareholders to be held following his re-election, and until the due election and qualification of his successor, be, and hereby is, approved in all respects.

(c)
RESOLVED, that the re-election of Gilad Shany as a Class II director of the Company, for a term of approximately three years that expires at the third annual general meeting of shareholders to be held following his re-election, and until the due election and qualification of his successor, be, and hereby is, approved in all respects.

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion & Analysis, or CD&A, explains our executive compensation program for our named executive officers, or NEOs, listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the year ended December 31, 2022.
Name	Age	Position
Adam Singolda	41	Founder and Chief Executive Officer
Stephen Walker	53	Chief Financial Officer
Eldad Maniv	54	President and Chief Operating Officer
Lior Golan	52	Chief Technology Officer
Kristy Sundjaja	45	Chief People Officer
CD&A Table of Contents
Executive Summary	20
Executive Compensation Policies and Practices	21
Compensation Decision-Making Process	22
2022 Compensation	24
Other Compensation Policies	26
Executive Summary
Executive Compensation Philosophy
Our executive compensation program is designed to build long-term value for our shareholders and stakeholders by driving employee engagement and retention. Our goal is to align our executive pay with the success of our business. We do this by providing competitive base salaries and delivering the majority of compensation through pay elements that are designed to deliver long-term value creation for our shareholders as well as foster a culture of ownership. Our focus on pay for performance ensures that a significant portion of an executive’s total compensation is variable (“at risk”) and dependent upon the attainment of certain specific and measurable financial business objectives.
Yahoo Partnership Related Bonuses
As an incentive to complete the Yahoo partnership, the Compensation Committee and the Board approved cash bonuses and separate performance-based cash bonuses (the “Performance Bonuses”) to certain NEOs. The cash bonuses for the NEOs were paid at the closing except with respect to Mr. Singolda, because his cash bonus is subject to the approval of the shareholders as described in Proposal 5 in this proxy statement. The Performance Bonuses are based on a full-year 2024 target for the Company’s adjusted free cash flow per-share (the “Target”) and designed to ensure that executives are held accountable for executing on the Yahoo partnership. The Performance Bonuses are not payable if the Company achieves less than 75% of the Target. If the Company meets or exceeds 75% of the Target, the Performance Bonus is payable at the same percentage as the Target achievement up to 100% of the target and an accelerated rate of 125% of the achievement above 100%, subject to a cap of 150%. The Performance Bonuses are subject to shareholder approval under the Companies Law, as described in Proposal 4 in this Proxy Statement.
Mr. Singolda’s cash bonus is $400,000, subject to shareholder approval. Mr. Singolda’s Performance Bonus is $2,100,000 at 75% of Target achievement and $4,200,000 if 150% of Target is achieved. Mr. Maniv received a cash bonus of $400,000 at closing. Mr. Maniv’s Performance Bonus is $1,537,500 at 75% of Target achievement and $3,075,000 if 150% of Target is achieved. Mr. Walker received a cash bonus of $400,000 at closing. Mr. Walker’s Performance Bonus is $1,425,000 at 75% of Target achievement and $2,850,000 if 150% of Target is achieved. Mr. Golan’s Performance Bonus is $600,000 at 75% Target achievement and $1,200,000 if 150% of Target is achieved.

At the Annual Meeting, we are seeking shareholder approval, as required by the Companies Law, of Mr. Singolda’s cash bonus and Performance Bonus and Messrs. Maniv, Walker and Golan’s Performance Bonuses. Please refer to Proposal 4 on page 40 for further information.
Executive Compensation Policies and Practices
Our executive compensation program is designed to be heavily weighted towards compensating our executive officers based on our financial performance and may also be based on other strategic or operational goals. To that end, we have implemented executive compensation policies and practices that reinforce our pay for performance philosophy and align with sound governance principles. Our policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation. Currently, the following compensation policies and practices are in place:
✔ Base a significant portion of executive compensation opportunity on financial performance and long-term value creation	✔ Maintain an anti-hedging and pledging policy
✔ Set annual incentive targets for our executive officer based on objective performance measures	✔ Offer equity and cash compensation to our executive officers which we believe incentivizes them to deliver both short-term and long-term shareholder value
✔ Maintain a forfeiture and clawback policy	✔ Mitigate dilution by use of a net issuance mechanism for certain executives
✔ Maintain a majority independent Board	✔ Maintain an independent compensation committee which engages an independent compensation advisor
✔ Maintain entirely independent Board committees	✔ Cap cash bonus payments and annual equity based compensation
✔ Emphasize pay-for-performance – meaning the earning of annual bonuses are subject to the attainment of objective performance measurements	✔ Regularly review the executive compensation and peer group data
Compensation Principles and Objectives
Our executive compensation program is designed to attract, motivate and incentivize superior individual excellence and retain the key executives who drive our success. This section provides an overview of our executive compensation philosophy and objectives, and each component of our executive compensation program.
Overview
We operate in the highly competitive advertising technology industry. To succeed in this environment, we must attract and retain high performing and experienced individuals, including executive officers with strong leadership skills who can run our business functions and achieve results that meet our clients’ needs and shareholders’ expectations. We have designed our executive compensation program to accomplish our goals in this highly competitive area for top talent, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of our executive officers with the interests of our shareholders.
Our Objectives
Taboola’s executive compensation program for NEOs and other executive officers aims to:
•	Attract, motivate and retain highly qualified executives who possess the skills and leadership necessary to grow our business;
•	Reward our executives for achieving or exceeding our financial performance and other strategic and operational goals;
•	Align the long-term interests of our executives with those of our shareholders;

•	Reflect our long-term corporate strategy; and
•	Achieve the preceding goals in a manner aligned with sound risk management and our corporate values.
Elements of our Compensation
The annual compensation arrangements for our NEOs consists of an annual base salary and long-term compensation in the form of equity awards. Our NEOs are also eligible to receive short-term incentive compensation in the form of annual incentive awards, which are paid in cash. From time to time we use special bonuses to provide cash and/or equity incentives for NEOs and other executive officers to achieve strategic or operational goals. We have historically emphasized the use of equity to provide long-term incentives for our NEOs, to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable value for our shareholders.
We also provide our employees, including our NEOs and other executives, with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, and other plans and programs made available to eligible employees.
Our Compensation Committee regularly evaluates our compensation philosophy and the components of our compensation program to ensure that they are effectively driving the Company’s strategic objectives and promoting strong performance while remaining market competitive.
Compensation Decision-Making Process
Role of the Compensation Committee
The Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our senior executives, including the Chief Executive Officer and our other NEOs, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals. The Compensation Committee is currently comprised of three independent, non-employee members of the Board and works closely with its independent consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), and senior executives to examine the effectiveness of the Company’s executive compensation program throughout the year.
Compensation decisions for our NEOs are made by the Compensation Committee and the Board, with input from Pearl Meyer, as well as from our Chief Executive Officer, Chief Operating Officer and Chief People Officer (except with respect to their own compensation). The Compensation Committee reviews the cash and equity compensation of our NEOs with the goal of ensuring that our executive officers are properly incentivized and makes adjustments as it determines to be appropriate.
The Compensation Committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The Compensation Committee will also consider other factors in determining compensation including those set forth below, and may pay above, at, or below compensation paid by members of the peer group:
•	The performance and experience of each NEO;
•	The scope and strategic impact of the NEO’s responsibilities;
•	Our past business performance and future expectations;
•	Our long-term goals and strategies;
•	The difficulty and cost of replacing high-performing leaders with in-demand skills; and
•	The relative compensation among our NEOs.
The Compensation Committee works with members of our management team, as appropriate, in reviewing executive compensation. Typically, our Chief Executive Officer and management team assist the Compensation Committee by providing information on corporate and individual performance and its perspectives and recommendations on compensation matters. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation matters, including the compensation of our other NEOs, but excluding his own. While the Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to compensation-related matters, it uses these recommendations and proposals as one of many factors in making compensation decisions, and those decisions do not necessarily follow the Chief Executive Officer’s recommendations.
Role of the Compensation Consultant
The Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties. In 2022, the Compensation Committee continued to engage Pearl Meyer to assist us in executing our executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for 2022.
Pearl Meyer does not provide any services to us other than the services provided to the Compensation Committee. Our Compensation Committee has assessed the independence of Pearl Meyer taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NASDAQ listing standards, and has concluded that no conflict of interest exists with respect to the work that Pearl Meyer performs for the Compensation Committee.
Peer Group Considerations
The Compensation Committee reviews market data of companies that we believe are comparable to us. With Pearl Meyer’s assistance, the Compensation Committee determined our peer group for 2022 based on several factors, including industry classification, company size based on revenue and market capitalization, and other qualitative and business-related factors. Each year, the Compensation Committee examines our compensation peer group to ensure that it continues to reflect these factors, and will make adjustments as needed.
Our peer group for 2022 compensation decisions consisted of 20 companies within the adtech and broader technology sectors. The Compensation Committee believes this mix of companies best reflects the combined nature of our business. The Compensation Committee referred to compensation data from this peer group when making 2022 base salary, short-term incentive award and equity award decisions for our NEOs. The following is a list of the public companies that comprised our 2022 peer group that at the time of review had median revenues of approximately $544 million and a median enterprise value, in the case of public companies, of approximately $3.8 billion.
2022 Peer Group
Zendesk, Inc.	Medallia, Inc.	Wix.com Ltd.	CyberArk Software Ltd.
HubSpot, Inc.	LiveRamp Holdings, Inc.	Datadog, Inc.	LivePerson, Inc.
MongoDB, Inc.	Momentive Global Inc.	New Relic, Inc.	Yext, Inc.
Digital Turbine, Inc.	Zuora, Inc.	MediaAlpha, Inc.	Fiverr International Ltd.
8x8, Inc.	PROS Holdings, Inc.	Five9, Inc.	JFrog Ltd.
2023 Peer Group
In preparation for determining compensation in 2023, the Compensation Committee re-evaluated the existing peer group to better reflect Taboola’s current and projected revenue, gross profit and enterprise value. Additionally, among other considerations, the Compensation Committee evaluated the potential impacts of the Yahoo partnership. Following their review, the Compensation Committee determined that the following 15 companies constituted the appropriate peer group for executive compensation purposes in 2023.

Wix.com Ltd.	New Relic, Inc.	Five9, Inc.	Zeta Global Holdings Corp.
Digital Turbine, Inc.	Perion Network Ltd.	QuinStreet, Inc.	Yext, Inc.
DoubleVerify Holdings, Inc.	Integral Ad Science Holding Corp.	Magnite, Inc.	Outbrain, Inc.
JFrog, Ltd.	Tremor International Ltd.	Pubmatic, Inc.

2022 Compensation
Base Salaries
We pay base salaries to our NEOs to compensate them for their services and provide regular income. The salaries typically reflect each NEO’s experience, leadership skills and scope of responsibilities, although competitive market conditions also play a role in setting salary levels. The salaries of our NEOs are reviewed on an annual basis by our Compensation Committee with input from our Chief Executive Officer (other than with respect to his own salary, which is reviewed and determined by the Compensation Committee and the Board) and consultation with Pearl Meyer. Base salaries are adjusted, as deemed appropriate, to maintain competitive pay positioning, reflect changes in responsibilities and other factors. After conducting its annual review for 2022 base salaries, and considering among other things, peer group data and relative compensation for the other NEOs, the Compensation Committee and Board determined that Mr. Walker and Ms. Sundjaja should receive base salary increases. The table below shows the 2022 and 2021 annual base salaries of our NEOs set by the Compensation Committee.
Name	2022 Base Salary	2021 Base Salary	% Increase YoY
Adam Singolda	$590,000	$590,000	0%
Stephen Walker	$465,000	$426,100	9.1%
Eldad Maniv	$461,800	$461,800	0%
Lior Golan	$461,800	$461,800	0%
Kristy Sundjaja	$360,000	$326,100	10.4%
Annual Short-Term Incentive Compensation
Our annual short-term incentive compensation plan offers a cash bonus opportunity, representing a significant portion of each NEO’s base cash compensation, for the achievement of fixed financial goals for the Company.
A target annual bonus opportunity, expressed as a percentage of an NEO’s base salary rate at year-end, is established annually by the Committee. The table below shows the 2022 target annual cash bonus opportunities for each of the NEOs.
NEO	Target Bonus Opportunity (as % of Salary)	Amount in Dollars
Adam Singolda	93%	$550,000
Stephen Walker	65%	$302,000
Eldad Maniv	76%	$350,000
Lior Golan	76%	$350,000
Kristy Sundjaja	55%	$198,000
2022 Performance Measures
The bonus program pays out to participants based on levels of performance against financial metrics established by the Committee for each NEO. For 2022, bonus payouts were weighted as follows: 70% of Adjusted EBITDA and 30% ex-TAC Gross Profit performance metrics. The Committee determined that a plan focused on Adjusted EBITDA and ex-TAC Gross Profit was appropriate because it provides a reliable indicator of both our strategic growth and the strength of our overall financial results.
The following table details the bonus payout percentage associated with a corresponding performance level against the Adjusted EBITDA and ex-TAC Gross Profit targets for our NEOs. The payout percentage for performance is payable at the same percentage as the target achievement up to 100% of the target and interpolated between target and maximum as shown below, subject to a cap of 150%.
Performance Level	Adjusted EBITDA Performance % of Target	Adjusted EBITDA ($ in millions)	Payout % of Target
Below Threshold	<=60%	<=$132.7	0%
Target	100%	$221.2	100%
Maximum	120%	$265.5	150%

Performance Level	Ex-TAC Gross Profit Performance % of Target	Ex-TAC Gross Profit ($ in millions)	Payout % of Target
Below Threshold	<=60%	<=$410.9	0%
Target	100%	$684.8	100%
Maximum	120%	$821.7	150%
The following table sets forth our actual payout percentage achieved with respect to each performance metric applicable to our NEOs and illustrates the calculation of the annual cash incentive awards payable to our NEOs under the 2022 bonus program in light of these performance results.
				Adjusted EBITDA (70%)		Ex-TAC Gross Profit (30%)
NEO	2022 Base Salary Rate	Target Bonus %	Target Bonus Amount	2022 % of Tgt. Achieved	Payout %	2022 % of Tgt. Achieved	Payout %	Overall Payout %	2022 Bonus Payout
Adam Singolda	$590,000	93%	$550,000	71%	15%	83%	58%	28%	$153,450
Stephen Walker	$465,000	65%	$302,000	71%	15%	83%	58%	28%	$84,258
Eldad Maniv	$461,800	76%	$350,000	71%	15%	83%	58%	28%	$97,650
Lior Golan	$461,800	76%	$350,000	71%	15%	83%	58%	28%	$97,650
Kristy Sundjaja	$360,000	55%	$198,000	71%	15%	83%	58%	28%	$55,242
Long-Term Incentive Compensation
Our long-term incentive awards, established through our Share Incentive Plans, are intended to drive executives to deliver strong stock performance, align our executives’ compensation with long-term value creation, and to attract and retain highly-qualified executives. The details of these awards are as follows:
•	100% in Time-Based Restricted Share Units (RSUs). These RSUs vest in equal quarterly installments over a four-year period.
Total grant date values for annual equity awards granted in 2022 for each NEO are shown below:
NEO	2022 Equity Grant
Adam Singolda	—
Stephen Walker	$2,800,001
Eldad Maniv	—
Lior Golan	—
Kristy Sundjaja	$1,800,002
Target annual equity award values were determined based on our competitive market analysis and our compensation philosophy, which calibrates award levels between market median and 75th percentile. Our Chief Executive Officer, Chief Operational Officer and Chief Technology Officer were not granted equity awards in 2022 because of the significant equity awards issued in connection with the successful public listing of our shares in June 2021. Ms. Sundjaja’s market-calibrated normal course annual equity grant of $1.2 million was supplemented with an additional $600,000 promotional equity award upon her appointment as our Chief People Officer in February 2022.
These grant amounts were translated into shares of restricted stock by taking such dollar amount and dividing it by the per share “fair value” that was used for reporting the compensation expense associated with the grant under applicable accounting guidance. This “fair value” was based on the per share closing price of our ordinary shares as reported by NASDAQ on the date of grant.
In connection with the Yahoo partnership, in 2023 the Compensation Committee and the Board approved a special performance-based long-term cash award for certain of our NEOs, contingent upon achieving a full-year 2024 target for the Company’s adjusted free cash flow per-share. See Proposal 4 for further information.

For 2023, the Compensation Committee and the Board also approved annual long-term incentive equity awards and annual performance-based cash awards for the NEOs. The time-based RSUs vest in equal quarterly installments over a four-year period and the performance-based cash awards are payable in 2024 based on achieving certain 2023 Company defined goals and metrics.
Other Compensation Policies
Accounting for Stock-Based Compensation
Under ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of our shareholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).
Risk Analysis of our Compensation Practices
Our Compensation Committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our Compensation Committee engaged Pearl Meyer to independently review our executive compensation program. Based on those reviews, the Compensation Committee structures our executive compensation program to encourage our NEOs to focus on both short-term and long-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.
Executive Officer Share Ownership Guidelines
We believe executive share ownership is critical to aligning our executives’ interests with those of our shareholders. It also incentivizes our executives to meet our financial, strategic and operational management objectives. Therefore, in 2021, the Board adopted Executive Officer Share Ownership Guidelines (“Officer Guidelines”) for our CEO and our NEOs. Our CEO is expected to own ordinary shares of the Company with an aggregate value of five times his or her annual base salary and all other executive officers are expected to own an aggregate value of three times his or her base salary. The CEO and executive officers are expected to comply with the Officer Guidelines on the latter of: (i) June 29, 2026, the fifth anniversary of the adoption of this Officer Guideline or (ii) their appointment as an executive officer. The following ordinary shares qualify toward satisfaction of the Officer Guidelines:
•	shares held directly or indirectly by the executive officer including shares held in joint accounts;
•	shares held by a trust of which the executive officer is a trustee or a primary beneficiary; and
•	shares the receipt of which were deferred under any Company approved deferred compensation plan or arrangement for executive officers, so long as such shares are vested.
Unexercised options to purchase Ordinary Shares of the Company do not count toward the Officer Guidelines.
The level of ownership has been calculated as of March 31, 2023, the same date used for the Security Ownership of Certain Beneficial Owners and Management Table below, and by reference to the closing price of our ordinary shares as reported by Nasdaq on that date. As of March 31, 2023, Mr. Singolda exceeded his Officer Guidelines of five times his base salary. Messrs. Golan, Maniv and Walker and Ms. Sundjaja are still subject to the phase-in period described above.

Clawback Policy
We have a Clawback Policy pursuant to which we may seek the recovery of performance-based incentive compensation paid by the Company. The Clawback Policy applies to our executive officers, including our NEOs. The Clawback Policy provides that the Compensation Committee may, in its sole discretion, seek repayment of such incentive compensation if:
•	the Company restates its financial statements filed pursuant to the Exchange Act as a result of a material error in such financial statements;
•
the amount of any bonus compensation or performance-based equity compensation paid or payable to an Executive Officer that was determined, in whole or in part, based on the achievement of financial or operating results of the Company (such compensation, the “Incentive Compensation”) would have been less if such financial statements had been correct at the time the Incentive Compensation was originally calculated or determined;

•	no more than two (2) years have elapsed from the original filing date of the financial statements upon which the Incentive Compensation was calculated or determined; and
•
the Compensation Committee determines, in its sole discretion, that gross negligence, intentional misconduct (including but not limited to violating Company policies) or fraud by such Executive Officer caused or partially caused such restatement of the financial statements(s) at issue and that the Executive Officer should repay to the Company the Recoverable Compensation (as defined below);

then, to the extent permitted by law, the executive officer shall repay to the Company up to the amount by which such Incentive Compensation as originally calculated or determined exceeds the Incentive Compensation that would have been paid as calculated or determined in accordance with the restated financial statements (the “Recoverable Compensation”) and/or the Company shall cancel, without payment of any consideration whatsoever, the portion of such Incentive Compensation not yet paid or delivered to such Executive Officer up to the amount of the Recoverable Compensation.
The SEC adopted final rules in October 2022 regarding mandatory clawback policies. The Company intends to review its existing Clawback Policy once Nasdaq’s proposed updates to its listing standards to implement the new clawback rules are approved by the SEC.
Insider Trading, Anti-Hedging and Pledging Policies
We have an Insider Trading Compliance Policy (“Insider Trading Policy”) that requires our senior executive officers, including our NEOs, to pre-clear transactions in our securities with the Company’s Trade Clearance Committee, which consists of members of our legal department. Trading is permitted only during specified quarterly Company open trading periods. Our NEOs may enter into a trading plan under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”). These trading plans may be entered into only during an open trading period, must be approved by the Company’s legal department, and must include a waiting period prior to commencement of trading under the plan. An executive bears the full responsibility if he or she violates the Insider Trading Policy by permitting shares to be bought or sold without pre-clearance or when trading is restricted.
In addition, the Insider Trading Policy prohibits our directors, officers, employees and certain other persons from (i) purchasing financial instruments that are designed to hedge or offset any decrease in the market value of our ordinary shares, or (ii) engaging in hedging transactions to offset any decrease in the market value of our common stock. Our Insider Trading Policy also prohibits our directors, executive officers and employees from pledging our ordinary shares as collateral for margin loans.
The SEC adopted final rules in December 2022 regarding Rule 10b5-1 trading plans. In response to the final rules, the Company updated its internal Rule 10b5-1 trading plan requirements and is implementing the related new disclosure requirements.

Additional Executive Compensation Information
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted by the members of the Compensation Committee:
Erez Shachar (Chair)
Zvi Limon
Nechemia J. Peres
Compensation Committee Interlocks and Insider Participation
During 2022, Messrs. Shachar, Limon and Peres served as members of the Compensation Committee. No member of our Compensation Committee served as an executive officer or employee of Taboola since we became a public company. None of our executive officers currently serve, or have served during 2022, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
2022 Summary Compensation Table
The following table provides information regarding the compensation of our NEOs during the years shown.
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-equity incentive plan compensation(3) ($)	All other compensation ($)	Total ($)
Adam Singolda; Founder and CEO	2022	590,000	—	—	—	153,450	47,961(4)	791,411
	2021	590,000	—	11,138,525	5,674,019	825,000	24,847(5)	18,252,391
Stephen Walker; CFO	2022	465,000	—	2,800,001	—	84,258	144(6)	3,349,403
	2021	426,100	—	—	1,018,077	635,665(7)	144(6)	2,079,986
Eldad Maniv; President and COO	2022	442,550	—	—	—	97,650	—	540,200
	2021	517,944	500,000(8)	11,799,650	5,977,728	525,000	—	19,320,322
Lior Golan; CTO	2022	442,550	—	—	—	97,650	—	540,200
	2021	517,944	500,000(8)	—	17,781,055	525,000	—	19,323,999
Kristy Sundjaja; CPO	2022	360,000	—	1,800,002	—	55,242	8,544(9)	2,223,788
	2021	326,100	—	324,423	814,458	250,500	9,966(9)	1,725,447
(1)
The salaries reported for Messrs. Maniv and Golan were paid in New Israeli Shekels and converted to U.S. dollars. For 2022 and 2021 we used exchange rates of New Israeli Shekels of 3.36 and 3.23 to $1.00, respectively. These exchange rates are the average exchange rate for each year based on the foreign exchange rates published by the Bank of Israel adjusted to reflect the accounting treatment for the Company’s foreign currency denominated transactions.

(2)
These amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the named executive officer during the applicable fiscal year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures in accordance with SEC rules. The methods and assumptions that we used to calculate these amounts are discussed in Note 2 of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	Cash incentive amounts earned by the NEOs for service during the year, including amounts paid subsequent to that year based upon performance during that year.
(4)	Includes $25,000 for tax advisory services, $22,817 in related tax-gross ups and $144 company contribution to life insurance premium.
(5)	Includes $15,000 for tax advisory services, $8,840 in related tax-gross ups and $144 company contribution to life insurance premium.
(6)	Company contribution to life insurance premium.
(7)	Includes $310,165 paid in connection with the Company going public in June 2021 pursuant to the terms of Mr. Walker’s employment agreement.
(8)	Represents a one-time cash payment in connection with the Company going public in June 2021.
(9)	Includes 401(k) plan matching contributions and company contribution to life insurance premium.

Grants of Plan-Based Awards
The following table provides information regarding the equity (restricted share unit, or RSU) and non-equity (short term incentive, or STI) incentive plan awards that were granted to the NEOs in 2022.
Name	Grant Date	Estimated Future payouts under Non- equity incentive plan awards(1)			Estimated Future payouts under equity incentive plan awards(2)			Grant date fair value of stock and option awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Adam Singolda
STI	2/22/2022	13,750	550,000	825,000	—	—	—	—
Stephen Walker
STI	2/22/2022	7,550	302,000	453,000	—	—	—	—
RSU	2/24/2022	—	—	—	—	429,448	—	2,800,001
Eldad Maniv
STI	2/22/2022	8,750	350,000	525,000	—	—	—	—
Lior Golan
STI	2/22/2022	8,750	350,000	525,000	—	—	—	—
Kristy Sundjaja
STI	2/22/2022	4,950	198,000	297,000	—	—	—	—
RSU	2/24/2022	—	—	—	—	276,074	—	1,800,002
(1)
NEOs can earn short-term incentive (STI) awards between 0% and 150% of target based on Adjusted EBITDA and ex-TAC performance relative to targets pre-established by the Compensation Committee. The performance period is January 1, 2022 through December 31, 2022.

(2)	Reflects time-based RSUs that vest in equal quarterly installments over a four-year period. RSUs are payable in the Company's Ordinary Shares.
(3)
Reflects the grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures in accordance with SEC rules. The methods and assumptions that we used to calculate these amounts are discussed in Note 2 of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding options and awards held by our NEOs as of December 31, 2022.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities underlying unexercised options (#) exercisable	Number of Securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Adam Singolda	3/20/2014(2)	928,706	—	0.91	3/19/2024	—	—
	3/15/2021(3)	359,306	1,077,923	8.21	3/15/2031	—	—
	3/15/2021(4)	—	—	—	—	1,167,750	3,596,670
Stephen Walker	6/14/2016(2)	270,070	—	2.63	6/14/2026	—	—
	8/27/2018(2)	256,567	—	2.63	8/27/2028	—	—
	9/17/2020(3)	168,793	101,277	2.63	9/17/2030	—	—
	9/17/2020(4)	—	—	—	—	101,276	311,930
	3/15/2021(3)	99,937	166,563	8.21	3/15/2031	—	—
	2/24/2022(4)	—	—	—	—	348,927	1,074,695
Eldad Maniv	3/20/2014(2)	270,070	—	0.91	3/19/2024	—	—
	4/11/2021(3)	359,307	1,077,923	8.21	4/11/2031	—	—
	6/24/2021(4)	—	—	—	—	1,167,750	3,596,670
Lior Golan	3/20/2014(2)	928,706	—	0.91	3/19/2024	—	—
	10/25/2020(2)	5,157,324	—	(5)	10/25/2030	—	—
	6/24/2021(3)	359,307	1,077,922	8.21	6/24/2031	—	—
	6/24/2021(3)	359,307	1,077,922	(5)	6/24/2031	—	—
Kristy Sundjaja	11/12/2019(6)	151,914	50,639	2.63	11/12/2029	—	—
	11/12/2019(7)	—	—	—	—	50,639(8)	155,968
	3/15/2021(9)	—	—	—	—	10,465	32,232
	3/15/2021(3)	79,949	133,250	8.21	3/15/2031	—	—
	2/24/2022(4)	—	—	—	—	224,311	690,877
(1)
Reflects the market value of the shares underlying RSUs as of December 31, 2022, based on the closing price of our ordinary shares, as reported on Nasdaq, of $3.08 per share on December 30, 2022, the last business day of 2022.

(2)	Reflects share options granted on the dates shown which are now fully vested and immediately exercisable.
(3)	Reflects share options that vest in equal quarterly installments over a four year period, subject to continued service with the Company.
(4)	Reflects RSUs which vest in equal quarterly installments over a four year period, subject to continued service with the Company.
(5)	The reported share options did not include an exercise price at time of grant.
(6)
Reflects share options which one-fourth vested on October 1, 2020, and the balance will vest in equal quarterly installments over a period of three years following October 1, 2020, subject to continued service with the Company.

(7)	The RSUs include an exercise price of $2.07 at time of grant.
(8)
The RSUs shall vest in equal quarterly installments through 2023, subject to continued service with the Company and the closing share price of the Company's ordinary shares the day before vesting exceeding the exercise price. The RSUs will be forfeited if the closing share price of the Company's ordinary shares the day before vesting does not exceed the exercise price.

(9)	The RSUs shall vest in equal quarterly installments through 2023, subject to continued service with the Company.

Option Exercises and Stock Vested
The following table provides information on option exercises and awards that vested for the NEOs in 2022.
	Option Awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized upon exercise(1)	Number of shares acquired on vesting (#)	Value realized on vesting(2)
Adam Singolda	2,934,419	4,809,219	2,693,300	8,814,917
Stephen Walker	—	—	148,039	477,259
Eldad Maniv	—	—	3,430,286	13,698,298
Lior Golan	2,545,825	6,499,119	—	—
Kristy Sundjaja	—	—	110,671	337,903
(1)
The aggregate value realized is calculated by multiplying (i) the number of ordinary shares acquired upon exercise by (ii) the difference between the closing price of our ordinary shares on the date of exercise, as reported by Nasdaq, and the applicable exercise price of the option, and does not represent actual amounts received by our named executive officers as a result of the option exercises.

(2)
The aggregate value realized is calculated by multiplying (i) the number of ordinary shares acquired upon vesting of RSUs by (ii) the closing price of our ordinary shares on the preceding trading day as reported by Nasdaq.

Severance and Potential Payments Upon Change in Control
We have entered into employment arrangements with each of our NEOs that provide for the basic terms of their employment, including base salary, annual incentive opportunity and equity grants. NEOs are also eligible to receive certain severance and change of control benefits as discussed below. Each of our NEOs, other than Mr. Singolda, is employed at will.
Adam Singolda
On April 20, 2017, Taboola entered into an employment agreement with Adam Singolda (the “Singolda Agreement”). The Singolda Agreement sets forth Mr. Singolda’s base salary, performance bonus and the entitlements to which Mr. Singolda will be eligible to receive upon a termination of his employment. Upon termination of his employment (other than a termination of employment by Taboola for “cause” as defined in this Singolda Agreement), Mr. Singolda is entitled to a 12-month notice period (“12-Month Notice Period”). During the 12-Month Notice Period, Mr. Singolda will be entitled to all rights and benefits pursuant to his employment arrangement, including any entitlements for bonus payments, until the effective date of termination. Mr. Singolda may elect to continue to perform his duties during the Notice Period as set forth in his employment arrangement or refrain from performing his duties and remain absent from the premises of the Company during the 12-Month Notice Period in which case Mr. Singolda’s salary will be paid as a lump sum within 15 days from the date notice of termination of employment is provided. In the event of a termination, Mr. Singolda would be entitled to $1,397,677 in salary, benefits and cash bonus payment, assuming a cash bonus payment at Mr. Singolda’s target level for 2022.
Stephen Walker
If Mr. Walker’s employment is terminated without cause, or if he resigns on account of good reason, as defined in his RSU Award agreement dated September 17, 2020 (“RSU Agreement”), in each case within 12 months following a covered transaction, Mr. Walker will be entitled to an acceleration of vesting for the equity granted pursuant to the RSU Agreement. Based on Taboola’s ordinary share closing price on December 30, 2022 of $3.08, Mr. Walker would be entitled to receive Taboola ordinary shares with a value of $311,930.
Eldad Maniv
On August 31, 2012 (as amended on January 24, 2021), Taboola entered into an employment agreement with Eldad Maniv (the “Maniv Agreement”). The Maniv Agreement sets forth Mr. Maniv’s base pay and certain entitlements to which Mr. Maniv will be eligible to receive upon a termination of his employment. Upon termination of his employment (other than a termination of employment by Taboola for “cause” as defined in the Maniv Agreement), Mr. Maniv will be entitled to a 90-day notice period (“90-Day Notice Period”). During the 90-Day Notice Period, Mr. Maniv will be entitled to all rights and benefits pursuant to his employment agreement, including all components defined as additional benefits as defined in his employment agreement, until the effective date of termination. At the option of the Company, Mr. Maniv may continue to perform his duties during the 90-Day Notice Period as set forth in his employment agreement or remain absent from the premises of the Company during the 90-Day Notice Period. In the event of a termination, Mr. Maniv would be entitled to $131,399 in salary and benefits.
Lior Golan
On January 1, 2011, Taboola entered into an employment agreement with Lior Golan (the “Golan Agreement”). The Golan Agreement sets forth Mr. Golan’s base pay and certain entitlements to which Mr. Golan will be eligible to receive upon a termination of his employment. Upon termination of his employment (other than a termination of employment by Taboola for “cause” as defined in the Golan Agreement), Mr. Golan will be entitled to a 30-day notice period (“30-Day Notice Period”). During the 30-Day Notice Period, Mr. Golan will be entitled to all rights and benefits pursuant to his employment agreement, including all components defined as additional benefits as defined in his employment agreement, until the effective date of termination. At the option of the Company, Mr. Golan may continue to perform his duties during the 30-Day Notice Period as set forth in his employment agreement or remain absent from the premises of the Company during the 30-Day Notice Period. In the event of a termination, Mr. Golan would be entitled to $43,799 in salary and benefits.
Kristy Sundjaja
On April 1, 2019, Taboola entered into an offer letter with Kristy Sundjaja (the “Sundjaja Agreement”). The Sundjaja Agreement sets forth Ms. Sundjaja’s base pay, target bonus opportunity, certain grants of equity awards and certain entitlements to which Ms. Sundjaja will be eligible to receive upon a termination of his employment. Under the Sundjaja Agreement, upon a termination of her employment by Taboola without “cause” (as defined in the Share Incentive Plan) or her resignation for “good reason” (as defined in the Sundjaja Agreement), within the 12-month period following a Merger/Sale (as defined the Share Incentive Plan), Ms. Sundjaja will be entitled to an acceleration of vesting for the equity granted to her under the Sundjaja Agreement. Based on Taboola’s ordinary share closing price on December 30, 2022 of $3.08, Ms. Sundjaja would be entitled to receive ordinary shares with a value of $155,968. Based on the same closing price, Ms. Sundjaja’s stock options subject to accelerated vesting would be valued at $68,361 following payment of the exercise price.
CEO Pay Ratio
Under the applicable SEC rules, the Company is providing the following information for fiscal year 2022:
•	The annual total compensation of the median employee, excluding the CEO, was $129,929;
•	The annual total compensation of the CEO: $791,411; and
•	The ratio of CEO total compensation to median employee total compensation: 6 to 1.
In order to determine the median employee, the Company examined annual cash compensation (base salary, short-term incentive awards and commissions) plus the fair market value of equity granted in the 2022 calendar year for all employees, excluding our CEO, employed as of October 31, 2022, (the “Determination Date”). On the Determination Date, our employee population consisted of approximately 1,800 individuals, of which approximately 400 employees were located in the United States and approximately 1,400 were located in non-US jurisdictions. This population consisted of our full-time, part-time, and temporary employees.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.
We believe our CEO pay ratio presented above is a reasonable good faith estimate calculated in a manner consistent with the SEC’s CEO pay ratio rules and methods for disclosure. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions that reflect their employee populations and compensation practices. As a result, our CEO pay ratio may not be comparable to the CEO pay ratio reported by other companies.

Pay versus Performance
New SEC rules require us to provide the following information regarding the relationship between executive compensation actually paid and our financial performance for Adam Singolda, our Chief Executive Officer, and for the remaining NEOs collectively, for the years listed below. For purposes of this disclosure, Mr. Singolda is referred to as our “PEO” (principal executive officer) and our remaining NEOs collectively are referred to as the “Non-PEO NEOs.”
Generally, under the rules “CAP” (compensation actually paid) is calculated by starting with the Summary Compensation Table total values and making the following adjustments: (1) deducting the grant date value of equity granted during the year, (2) deducting the change in pension value for the year (if any), (3) adding the year-end fair value of unvested equity awards granted during the year, (4) adding, for awards granted in prior years that are outstanding and unvested at the end of the year, the difference between the year-end fair value and the immediately prior year-end fair value, (5) adding, for awards granted in prior years that vested during the year, the difference between the fair value as of the vesting date and the immediately prior year-end fair value, and (6) adding the pension service cost for that year (if any).
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(a)(b)	Average Summary Compensation Table Total for Non-PEO NEOs(c)	Average Compensation Actually Paid to Non-PEO NEOs(a)(b)(c)	Year-end value of $100 invested on 06/30/21 in:		Net Income (loss) (in millions)	Adjusted EBITDA(d) (in millions) $
					TBLA	S&P SmallCap 600 Communication Services
2022	$791,411	$(10,639,082)	$1,663,398	$(5,030,231)	$29.76	$ 62.86	$(11.98)	$156.68
2021	$18,252,391	$19,029,854	$10,612,439	$10,613,871	$75.17	$ 95.91	$(24.95)	$179.46

(a)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:
PEO – Reconciliation of SCT Total to CAP Total(1)

Year	SCT Total		Grant Date Fair Value of Awards Granted During Year(2)		Fair Value of Equity Calculated Using SEC Methodology		CAP Total
2022	791,411	-	0	+	(11,430,493)	=	(10,639,082)
2021	18,252,391	-	16,812,544	+	17,590,007	=	19,029,854

(1)
The CAP totals represent the SCT totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding and unvested, vested or forfeited during the applicable year.

(2)	Represents the total of the amounts reported in the Stock Awards and Option Awards columns of the SCT for the applicable year.
Non-PEO NEOs (Average) – Reconciliation of SCT Total to CAP Total(1)

Year	SCT Total		Grant Date Fair Value of Awards Granted During Year(2)		Fair Value of Equity Calculated Using SEC Methodology		CAP Total
2022	1,663,398	-	1,150,001	+	(5,543,628)	=	(5,030,231)
2021	10,612,439	-	9,428,848	+	9,430,281	=	10,613,871
(1)
The CAP totals represent the SCT totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding and unvested, vested or forfeited during the applicable year.

(2)	Represents the average total of the amounts reported in the Stock Awards and Option Awards columns of the SCT for these NEOs for the applicable year.
(b)	The following summarizes the valuation assumptions used for stock option awards included as part of Compensation Actually Paid:
-	Expected life of each stock option is based on the “simplified method” using an average of the remaining vest and remaining term, as of the vest/FYE date.
-	Strike price is based on each grant date closing price and share price is based on each vest/FYE closing price.
-	Risk free rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the vest/FYE date.
-
Due to the limited trading history of our Ordinary Shares, the expected volatility was derived from the average historical share volatilities based on peer group public companies over a period equivalent to the options expected terms.

(c)	Non-PEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2022: Stephen Walker, Eldad Maniv, Lior Golan and Kristy Sundjaja
2021: Stephen Walker, Eldad Maniv, Lior Golan and Kristy Sundjaja
(d)	Non-GAAP measure, see Appendix A for reconciliation to GAAP.

Required Tabular Disclosure of Most Important Measures Linking Compensation Actually Paid During 2022 to Company Performance
As required, we disclose below the most important measures used by the Company to link compensation actually paid to our NEOs for 2022 to Company performance. For further information regarding these performance metrics, please see “Executive Compensation — Compensation Discussion and Analysis.”
Adjusted EBITDA	Ex-TAC Gross Profit
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. The first graph below illustrates the relationship between Company total shareholder return and that of the S&P SmallCap 600 Communication Services Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our ordinary shares by:
•	each person or entity who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting ordinary shares;
•	each of our current executive officers and directors; and
•	all current executive officers and directors as a group.
The beneficial ownership of ordinary shares of the Company is based on 297,822,247 ordinary shares issued and outstanding as of March 31, 2023.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if the individual or entity possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days of March 31, 2023.
Name and Address of Beneficial Owners	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Five Percent Holders:
College Top Holdings, Inc.(1)	39,525,691	13.3%
Evergreen(2)	24,275,381	8.2%
Dan Tocatly(3)	20,078,106	6.7%
STG III, L.P(4)	17,328,049	5.8%

Executive Officers and Directors
Adam Singolda(5)	11,396,938	3.8%
Eldad Maniv(6)	6,738,471	2.3%
Lior Golan(7)	8,710,482	2.9%
Stephen Walker*	*	*
Kristy Sundjaja*	*	*
Zvi Limon*	*	*
Erez Shachar(8)	24,293,387	8.2%
Nechemia J. Peres(9)	12,405,654	4.2%
Gilad Shany*	*	*
Richard Scanlon*	*	*
Deirdre Bigley*	*	*
Lynda Clarizio*	*	*
Monica Mijaleski*	*	*
All Executive Officers and Directors as a Group	69,972,649	23.49%
*	Less than 1%.
(1)
Number of shares beneficially owned is based solely on a Schedule 13D filed with the SEC on January 20, 2023. College Top Holdings, Inc. (“College Holdings”) holds the Ordinary Shares on behalf of Yahoo, Inc (“Yahoo”), its indirect wholly owned subsidiary. College Parent L.P. (“Parent”) is the sole shareholder of College Holdings. College Parent Holdings GP, LLC (“Parent GP”) serves as the general partner of Parent. AP IX College Holdings, L.P. (“AP IX College”) is the sole member of College GP. AP IX College Holdings GP, LLC (“AP IX College GP”) is the general partner of AP IX College. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX College GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP.”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo L.P. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. The managers and executive officers of Management Holdings GP are Marc Rowan, Scott Kleinman, and James Zelter. The principal occupation of each of Messrs. Rowan, Kleinman, and Zelter is to act as executive officer, manager and director of Management Holdings GP and other related investment managers and advisors. Each of Messrs. Rowan, Kleinman, Zelter and the entities listed above, other than College Holdings, disclaims beneficial ownership of the ordinary shares reported as beneficially owned by the Reporting Persons. The shares issued to College Holdings were deposited into an escrow account and will be released upon satisfaction of certain conditions related to Israeli tax matters. The address for Parent GP and AP IX College GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal office of College Holdings and Parent is 770 Broadway, 9th Floor, NY, New York 10003. The address of the principal office of Yahoo is 770 Broadway 4th Floor, New York, NY 10003. The address of the principal office of AP IX College, Management IX, AIF IX LLC, Apollo LP, Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019.

(2)
Number of shares beneficially owned is based solely on a Schedule 13G filed with the SEC on February 15, 2022. Consists of 21,822,632 Ordinary Shares held by Evergreen V, L.P and 2,452,749 Ordinary Shares held by Evergreen VA, L.P (the “Evergreen Entities”). Evergreen 5 G.P. Ltd. is the General Partner of the General Partner of the Evergreen Entities. Erez Shachar, Boaz Dinte, Amichai Hammer, Adi Gan and Ronit Bendori are the principals of Evergreen Venture Partners Ltd., the sole shareholder of Evergreen 5 GP Ltd., and hold the voting and dispositive power for the Evergreen Entities. Investment and voting decisions with respect to the shares held by the Evergreen Entities are made by the principals of Evergreen Venture Partners Ltd. The address for Evergreen V, L.P and Evergreen VA, L.P. is Museum Building, 7th Floor; 4 Berkovich St.; Tel Aviv 6133002, Israel.

(3)
Number of shares beneficially owned is based solely on a Schedule 13G/A filed with the SEC on February 7, 2023. Consists of 15,690,593 Ordinary Shares held by Shaka Trust, in which Dan Tocatly is the grantor and ultimate beneficial owner and 4,387,513 Ordinary Shares held by Dan Tocatly. The address for Shaka Trust and Dan Tocatly is 47 David Hamelech Blvd., Tel Aviv, 6423715, Israel.

(4)
Number of shares beneficially owned is based solely on a Schedule 13G filed with the SEC on September 14, 2021. STG III GP, L.P. is the sole General Partner of STG III, L.P. and STG III-A, L.P. (the “STG Entities”) and consequently has the power to vote or direct the voting, or dispose, or direct the disposition of all of the reported shares. STG UGP, LLC is the sole General Partner of STG III GP, L.P. and controls the voting or disposition of all of the reported shares. Dr. Wadhwani is the Manager of STG UGP, LLC and either has the sole authority and discretion to manage and conduct the affairs of STG UGP, LLC or has veto power over the management and conduct of STG UGP, LLC. STG III GP, L.P.; STG UGP, LLC and Dr. Wadhwani each disclaim beneficial ownership of the shares held directly by the STG Entities except to the extent of their pecuniary interest. The record holder of the reported shares is Shop Management, LLC. The address for the STG Entities, STG III GP, L.P and STG UGP, LLC is 1300 El Camino, Suite 3000, Menlo Park, California 94025.

(5)
Consists of 9,974,187 Ordinary Shares and 1,422,751 Ordinary Shares underlying vested and settled restricted stock units or options to acquire Ordinary Shares exercisable within 60 days of March 31, 2023.

(6)
Consists of 6,019,269 Ordinary Shares and 719,202 Ordinary Shares underlying vested and settled restricted stock units or options to acquire Ordinary Shares exercisable within 60 days of March 31, 2023.

(7)	Consists of 1,671,582 Ordinary Shares and 7,038,900 Ordinary Shares underlying vested restricted stock units or options to acquire Ordinary Shares exercisable within 60 days of March 31, 2023.
(8)
Erez Shachar is a Managing Partner of Evergreen Venture Partners and may be deemed to share voting and dispositive power of the shares held by the Evergreen entities described above. Mr. Shachar otherwise disclaims beneficial ownership over the shares beneficially owned by the Evergreen entities described above. Reported shares include 18,006 Ordinary Shares held by Mr. Shachar.

(9)
Nechemia J. Peres is a Managing Partner and Co-Founder of Pitango Venture Capital and may be deemed to share voting and dispositive power of the shares held by the Pitango entities. Mr. Peres otherwise disclaims beneficial ownership over the shares beneficially owned by the Pitango entities. Reported shares include 18,006 Ordinary Shares held by Mr. Peres.

Proposal 2: Approval of Advisory Proposal on Executive Compensation
The Board of Directors unanimously recommends that you vote FOR this proposal.
The advisory proposal is provided in accordance with Section 14A of the Exchange Act, and is non-binding. The outcome of this advisory proposal does not overrule any decision by, create or imply any change to the fiduciary duties of, or create or imply any additional fiduciary duties for Taboola or the Board (or any of its committees). Though the vote is non-binding, the Compensation Committee will take into account the outcome of the vote on this advisory proposal when considering future executive compensation arrangements. More information about executive compensation at Taboola, including detail on the Compensation Committee’s process for determining executive pay, is described under the heading “Executive Compensation — Compensation Discussion and Analysis.”
Proposal
It is proposed that the following resolutions be adopted at the Meeting:
RESOLVED, that the compensation of Taboola’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, as set forth in this Proxy Statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and related material, is approved on an advisory basis.

Proposal 3: Advisory Vote on Frequency of Future Shareholder Advisory Votes on Executive Compensation
The Board unanimously recommends that you vote for a “One Year” frequency for future advisory votes on the compensation of our named executive officers.
The Board recommends that shareholders vote on an advisory basis to have an advisory proposal on executive compensation on an annual basis as described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted on an advisory basis for an annual frequency of future advisory proposals on executive compensation.
Section 14A of the Exchange Act requires that all public companies include a non-binding advisory vote on executive compensation matters at least once every three years and that at least every six years shareholders be given the opportunity to vote regarding how often the advisory proposal on executive compensation should be held. Shareholders may choose from the frequency intervals of annual (every year), biennial (every two years) or triennial (every three years), or may abstain on this matter.
Taboola’s Board believes that having an advisory proposal on executive compensation every year is appropriate and in the best interests of shareholders at this time. The annual frequency of this vote at this time is consistent with our approach for, and disclosure of, executive compensation matters and also maximizes a shareholder’s opportunity to evaluate and assess executive compensation decisions.
This advisory proposal is non-binding, however, the Compensation Committee and the Board will take into account the outcome of the vote when considering the frequency of future advisory proposals on executive compensation.
Proposal
It is proposed that the following resolution be adopted at the Meeting:
RESOLVED, that the shareholders wish Taboola to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Rule 14a-21(b) of the Exchange Act:
Every Year;

Every Two Years;

Every Three Years; or

Abstain.

Proposal 4: Approval of a Closing Bonus and Performance Based Cash Bonus for our Chief Executive Officer (and Director) and Performance Based Cash Bonuses for Certain of our Named Executive Officers
The Board of Directors unanimously recommends that you vote FOR this proposal except, Mr. Singolda recused himself from the recommendation.
The shareholder vote on this matter is binding under Israeli law and not advisory, unlike our “say-on-pay” proposal, which is advisory.
Background
On November 28, 2022 we entered into a 30-year commercial agreement with Yahoo Inc. (“Yahoo”), pursuant to which the Company will power native advertising across all of Yahoo’s digital properties, expanding the Company’s native advertising offering. In connection with this partnership and the closing of related agreements on January 17, 2023 (the “Closing”), Yahoo and its affiliated parties received an aggregate 24.99% of the outstanding equity of the Company on a combined post-transaction basis, as well as the right to appoint one representative to our Board (collectively, the “Transaction”).
In connection with the Transaction, the Compensation Committee and the Board approved cash bonuses payable at Closing (the “Closing Bonuses”) and separate performance-based cash bonuses based on specific 2024 Company performance targets (the “Performance Bonuses” and together with the Closing Bonuses, the “Bonuses”) payable to the executive officers named below.
Under the Companies Law, any arrangement between a company and a CEO or director relating to his or her compensation terms, must be consistent with the company’s compensation policy, and requires the approval of that company’s compensation committee, board of directors, and shareholders by a simple majority, in that order. For further information, see below under “Israeli Companies Law Requirement - Chief Executive Officer and Director.”
Because Mr. Singolda is our CEO and a director, the Companies Law requires shareholder approval of his proposed $400,000 Closing Bonus even though it complies with our Compensation Policy requirement that special bonuses be limited to 200% of an executive officer’s base salary. All other required approvals (by the Compensation Committee and Board) for his Closing Bonus have already been obtained. The $400,000 Closing Bonuses to Messrs. Maniv and Walker do not require shareholder approval because they are within the Compensation Policy and have already been paid.
The Company is also seeking shareholder approval of the Performance Bonuses because they exceed amounts permitted in our existing Compensation Policy, which limits special bonuses to 200% of an executive officer’s base salary. Proposal 4 is seeking shareholder approval specific to the Performance Bonuses and is not amending the 200% limit in the existing Compensation Policy.
The Performance Bonuses are based on a full-year 2024 target for the Company’s adjusted free cash flow per-share (the “Target”). The Performance Bonuses are not payable if the Company achieves less than 75% of the Target. If the Company meets or exceeds 75% of the Target, the Performance Bonuses are payable at the same percentage as the Target achievement up to 100% of the Target and an accelerated rate of 125% of the achievement above 100%, subject to a cap of 150%.
The Performance Bonuses are as follows:
•
Mr. Adam Singolda, Founder, Chief Executive Officer and Director, a Performance Bonus Target of $2,800,000 with a threshold of 75% or $2,100,000 and a cap of 150% or $4,200,000 based on performance. No payment will be due for performance below threshold. The payment at 150% of Target is equal to 711% of Mr. Singolda’s current annual base salary.

•
Mr. Eldad Maniv, President and Chief Operating Officer, a Performance Bonus Target of $2,050,000 with a threshold of 75% or $1,537,500 and a cap of 150% or $3,075,000 based on performance. No payment will be due for performance below threshold. The payment at 150% of Target is equal to 665% of his current annual base salary.

•
Mr. Stephen Walker, Chief Financial Officer, a Performance Bonus Target of $1,900,000 with a threshold of 75% or $1,425,000 and a cap of 150% or $2,850,000 based on performance. No payment will be due for performance below threshold. The payment at 150% of Target is equal to 612% of his current annual base salary.

•
Mr. Lior Golan, Chief Technology Officer, a Performance Target of $800,000 with a threshold of 75% or $600,000 and a cap of 150% or $1,200,000 based on performance. No payment will be due for performance below threshold. The payment at 150% of Target is equal to 259% of his current annual base salary.

The Compensation Committee and the Board believe the Bonuses are designed to appropriately incentivize our executive officers to realize and maximize the benefits of the Yahoo partnership and hold our executive officers accountable for executing on the Yahoo partnership. As a result, we believe that the bonus structure aligns the proposed compensation with shareholder interests.
If shareholders do not approve this Proposal, Mr. Singolda will not be eligible to receive his Closing Bonus or Performance Bonus and Messrs. Maniv and Walker will not be eligible to receive their Performance Bonuses. Mr. Golan would be eligible to receive a Performance Bonus up to $923,600, which is 200% of his base salary. The approval of the Performance Bonuses requires the approval of the Special Majority.
Israeli Companies Law Requirement
Executive Officers (other than the Chief Executive Officer)
Under the Companies Law, amendments to the terms of compensation of a public company’s office holders (other than the Chief Executive Officer) must be approved by the Compensation Committee and thereafter by the Board; provided that such compensation arrangement is consistent with the Compensation Policy. If such compensation arrangement is inconsistent with the Compensation Policy, shareholder approval is required, with the approval of the requisite special majority described above in “Additional Voting Information.” The Performance Bonuses for Messrs. Golan, Maniv and Walker require approval by a Special Majority and were approved by our Compensation Committee and Board prior to the date of this Proxy Statement.
Our Compensation Policy addresses our executive officers’ individual characteristics as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our Compensation Policy, the compensation that may be granted to an executive officer may include: base salary, target annual cash bonuses, and other cash bonuses, including special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort, or outstanding company performance, equity-based compensation, benefits and retirement and termination of service arrangements.
Chief Executive Officer and Director
Under the Companies Law, any arrangement between a company and a CEO who is also a director relating to his or her compensation, must be consistent with the company’s compensation policy, and requires the approval of that company’s compensation committee, board, and shareholders by a simple majority, in that order. If such compensation arrangement is inconsistent with the company’s compensation policy, shareholder approval is required, with the approval of the requisite special majority described above in “Additional Voting Information.” Mr. Singolda’s Closing Bonus requires approval of a simple majority and the Performance Bonus requires approval of a special majority. The Bonuses for Mr. Singolda were approved by our Compensation Committee and Board prior to the date of this Proxy Statement.
Closing Bonuses
For the reasons described above, the Closing Bonus for Mr. Singolda requires shareholder approval under the Companies Law even though it is consistent with our Compensation Policy, which limits special bonuses to 200% of Mr. Singolda’s base salary. Mr. Singolda’s Closing Bonus of $400,000 is 68% of his annual base salary.
The Closing Bonuses for Messrs. Maniv and Walker are consistent with our Compensation Policy, which provides that executive officers, subject to any approvals required by applicable law, may be entitled to receive a special bonus with respect to any special achievements, in an amount not to exceed 200% of such executive officer’s annual base salary. Messrs. Maniv and Walker’s Closing Bonuses of $400,000 do not exceed 87% of their respective annual base salaries. Therefore, the Closing Bonuses to Messrs. Maniv and Walker are not subject to any additional approvals and were paid upon the Closing. Mr. Golan was not awarded a Closing Bonus.
Performance Bonuses
The Performance Bonuses for Messrs. Golan, Maniv, Singolda and Walker are inconsistent with our Compensation Policy, as each award, depending upon performance level reached, can exceed 200% of the respective NEO’s annual base salary. Accordingly, at the Meeting, shareholders will be asked to approve the proposed Performance Bonuses.
In approving the proposed Performance Bonuses, the Compensation Committee and Board considered, among others, the following factors, as required by the Companies Law:
•	advancement of the Company’s objectives, the Company’s business plan and its long-term strategy;
•	creation of appropriate incentives for the NEOs, considering the Company’s risk management policy;
•	the size and the nature of the Company’s operations;
•	each of the NEO’ knowledge, skills, expertise and accomplishments;
•	the NEOs’ roles and responsibilities;
•
previous terms of compensation provided to the Named Executive Officers as well as compensation granted to the Company’s other employees and weighing the disparity between the proposed Performance Bonuses and the Company’s employees’ average and median salary as well as the effect of any such disparity on the working environment in the Company, while taking into account their leadership role at the Company; and

•	other relevant factors as required under the Companies Law.
Proposal
It is proposed that the following resolutions be adopted at the Meeting:
RESOLVED, to approve the closing bonus and performance based cash bonus for the Company’s Chief Executive Officer (and director) and the performance based cash bonuses for each of the Company’s Chief Operating Officer, Chief Financial Officer and Chief Technology Officer each as detailed in the proxy statement, dated April 25, 2023.

Proposal 5: Approval of Compensation and Amended Compensation Terms for our Chief Executive Officer (and Director)
The Board of Directors unanimously recommends that you vote FOR this proposal except, Mr. Singolda recused himself from the recommendation.
The shareholder vote on this matter is binding under Israeli law and not advisory, unlike our “say-on-pay” proposal, which is advisory.
Background
At the Meeting, shareholders will be asked to approve amended compensation terms for Mr. Adam Singolda, our Founder, Chief Executive Officer and Director.
Mr. Adam Singolda has been our Chief Executive Officer, as well as Director, since we began operations in 2007. As Chief Executive Officer of the Company, Mr. Singolda’s leadership, extensive experience and business acumen have been critical to our success, and he has been instrumental in the development of the Company’s technology and the execution of our strategy.
Mr. Singolda’s current compensation terms and arrangement, as approved by our shareholders on April 18, 2021, prior to our listing on the Nasdaq Global Market, and as amended with shareholder approval on December 14, 2021, consists of an annual base salary of $590,000. Mr. Singolda is also entitled to receive certain customary social benefits. Mr. Singolda is not compensated for his role as Director.
Mr. Singolda is also entitled to receive an annual target bonus ranging from 50% to 125% of his base salary. His actual annual bonus can be up to 200% of his annual target bonus, payable in the form of cash or equity awards. He is also entitled to an annual equity grant with a grant date fair market value of up to 0.10% of the Company’s 60-day average market value, subject to either time or performance based vesting periods (the “Current Equity Terms”).
As part of a long-term retention plan and in light of Mr. Singolda’s performance and contribution to the Company, in particular during 2022, considering the signing of the Yahoo agreement in November 2022 and the successful closing of the Yahoo transaction in January 2023, it is proposed to approve the following amendments to Mr. Singolda’s compensation terms as our Chief Executive Officer (the “Proposed Compensation Terms”):
•
a grant of 1,535,610 Restricted Ordinary Shares (“RSUs”), vesting in equal quarterly installments over a 4-year period, unless such RSUs have been canceled in accordance with the compensation terms of Mr. Singolda. The RSUs shall be with a grant date of February 22, 2023, the date the RSUs were approved by the Board (the “RSU Grant”);

•
an increase in the amount payable to Mr. Singolda for tax advisory services, from $25,000 to $50,000 annually in each case prior to tax gross-up (in addition to his annual base salary) (the “Tax Advisory Services”); and

•
an amendment to Mr. Singolda’s Current Equity Terms to (a) increase the maximum allowable annual grant which the Compensation Committee and the Board may authorize, from a grant date fair market value of 0.10% of the Company’s 60-day average market value to the higher of (i) 900% of his annual base salary or (ii) 0.50% of the Company’s fair market value at the time of grant calculated on the same basis and (b) authorize the Compensation Committee and the Board to grant a special bonus as an award for special achievements not to exceed 200% annually of Mr. Singolda’s annual base salary (the “Compensation Package Amendment”).

The Proposed Compensation Terms are designed to appropriately incentivize Mr. Singolda as our Chief Executive Officer to realize and maximize the benefits of the Yahoo transaction and to further create shareholder value. As a result, we believe that this structure aligns the compensation of Mr. Singolda with shareholder interests.
Israeli Companies Law Requirement
As described above in Proposal 4, under the Companies Law, any arrangement between a company and a CEO who is also a director relating to his or her compensation, must be consistent with the company’s compensation policy, and requires the approval of that company’s compensation committee, board, and shareholders by a simple majority, in that order. The Proposed Compensation Terms were approved by our Compensation Committee and Board prior to the date of this Proxy Statement.

RSU Grant
The proposed RSU Grant is not consistent with Mr. Singolda’s more restrictive Current Equity Terms but if approved would be consistent with our existing Compensation Policy which allows us to offer our Chief Executive Officer annual equity-based compensation with an aggregate fair market value of up to the higher of (i) 900% of his annual base salary or (ii) 1% of the Company’s fair market value.
The fair market value of the equity-based compensation for our executive officers is determined by multiplying the number of shares underlying an equity grant by the market price of our Ordinary Shares on or around the time of the grant.
On February 22, 2023, the Board approved the Compensation Committee’s recommendation to award an RSU Grant valued at $5.8 million that is consistent with our Compensation Policy because it represents less than 1% of the Company’s fair market value at the time of grant. The RSU grant represents 1,535,610 ordinary shares if fully vested.
Of the Ordinary Shares included in the RSU Grant, 1,316,207 were in excess of Mr. Singolda’s Current Equity Terms of his compensation package as previously approved by the shareholders on April 24, 2021 (the “Extra RSU Grant”). Therefore, at the Meeting, shareholders will be asked to approve solely the Extra RSU Grant to Mr. Singolda as our Chief Executive Officer and Director.
The remaining 219,403 Ordinary Shares underlying the RSU Grant do not require shareholder approval, and will be granted to Mr. Singolda following the Meeting, and is not subject to the results of this Meeting and the approval of this Proposal.
The Compensation Committee and the Board are committed to responsible management of earnings-per-share dilution as the Company must balance the requirements associated with its equity compensation program with the effect on dilution. As a result, the Compensation Committee and the Board continue to review the Company’s equity compensation practices to ensure that they remain in line with best practices.
Tax Advisory Services Payment
The proposed Tax Advisory Services payment for Mr. Singolda is consistent with our Compensation Policy, which allows us to offer our executive officers, including our Chief Executive Officer, additional benefits comparable to customary market practices. The Compensation Committee and Board discussed market practices and determined that the proposed Tax Advisory Services payment is aligned with market practice.
Compensation Package Amendment
The proposed Compensation Package Amendment is consistent with our Compensation Policy which allows us to offer our executive officers, including our Chief Executive Officer, (a) annual equity-based compensation with an aggregate fair market value of up to the higher of (i) 900% of his or her annual base salary or (ii) 1% of the Company’s fair market value and (b) a special bonus as an award for special achievements, in an amount to be determined by the Compensation Committee and the Board, not to exceed 200% annually of our Chief Executive Officer’s annual base salary.
The Compensation Package Amendment is designed to provide the Compensation Committee and the Board the flexibility to appropriately incentivize Mr. Singolda as our Chief Executive Officer to continue delivering value to our shareholders. As a result, the Compensation Committee and Board believe the proposed Compensation Package Amendment, which is aligned with our Compensation Policy, is in the best interest of our shareholders and the Company.
Proposal
It is proposed that the following resolution be adopted at the Meeting:
RESOLVED, to approve the compensation and amended compensation terms of the Company’s Chief Executive Officer (and director) as detailed in the proxy statement, dated April 25, 2023.

Audit Committee Matters
Audit Committee Pre-Approval Policies and Procedures
Taboola’s Audit Committee has established pre-approval policies and procedures applicable to all services provided by Taboola’s independent registered public accounting firm, pursuant to which the Committee reviewed for approval each particular service expected to be provided. In connection with that review, the Audit Committee is provided with detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals could include pre-approved cost levels or budgeted amounts or a range of cost levels or budgeted amounts. Pre-approval is also required for substantive changes in terms, conditions and fee arrangements resulting from changes in the scope, structure or other items. The pre-approvals include services in categories of audit services, audit related services, tax services and other services permissible under the SEC’s auditor independence rules. The services shown in the table below were approved by the Audit Committee in accordance with these pre-approval policies and procedures.
Audit and Non-Audit Fees
Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, or EY, was Taboola’s independent registered public accounting firm for each of the fiscal years ended December 31, 2022 and December 31, 2021. Fees incurred by Taboola and its subsidiaries for professional services rendered by EY with respect to 2022 and 2021 were as follows:
Description	2022	2021
	(in thousands)	(in thousands)
Audit Fees	3,000	3,598
Audit Related Fees	245	221
Tax Fees	743	1,718
All Other Fees	42	227
Total	4,030	5,764
Audit Fees
Audit fees for the years ended December 31, 2022 and 2021 include fees for the audit of our annual consolidated financial statements and review work. This category also includes services that the independent accountant generally provides, such as consents and assistance with and review of documents filed with the SEC.
Audit Related Fees
Audit related fees for the years ended December 31, 2022 and 2021 relate to assurance and associated services that traditionally are performed by the independent auditor, which include due diligence investigations and audit services related to other statutory or regulatory filings, mainly those related to mergers and acquisitions.
Tax Fees
Tax fees for the years ended December 31, 2022 and 2021 were related to ongoing tax advisory, tax compliance and tax planning services.
All Other Fees
All other fees in the years ended December 31, 2022 and 2021 related to services in connection with non-audit work.

Report of the Audit Committee
The following is the report of the Audit Committee of our Board. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2022 with our management. In addition, the Audit Committee has discussed with Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered public accounting firm, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board, or PCAOB, including PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.” The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.
Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.
Respectfully submitted by the members of the Audit Committee:
Richard Scanlon (Chair)
Deirdre Bigley
Zvi Limon
Gilad Shany

Proposal 6: Re-Appointment of Independent Auditors and Authorization of the Board to fix their Remuneration
The Board of Directors unanimously recommends that you vote FOR this proposal.
The Board recommends that shareholders approve the ratification of the selection of the independent registered public accounting firm described below. Our Audit Committee and Board have approved the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global (“EY”), as Taboola’s independent registered public accounting firm for the year ending December 31, 2023, subject to the approval of our shareholders. EY has acted as our independent auditor since 2014. We have been advised by EY that it is a registered public accounting firm with the PCAOB and that it complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.
We expect that representatives of EY will be present at the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.
The text of the proposal presented for your approval is as follows:
RESOLVED, to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2023 and until the next annual general meeting of shareholders, and to authorize the Company’s board of directors (with power of delegation to its audit committee) to set the fees to be paid to such auditors in accordance with the volume and nature of their services.
Committee Responsibilities and Duties
The Audit Committee has direct responsibility for the oversight of the work of our independent registered public accounting firm, including the sole authority for the establishment of pre-approval policies and procedures for all audit and non-audit engagements. The Committee also oversees the integrity of our financial statements and reports and the qualifications, performance and independence of Taboola’s independent registered public accounting firm. For more information, see the description in this Proxy Statement of the Audit Committee under the heading “Committees of the Board of Directors.”
Committee Considerations and Audit Firm Assessment
In connection with the annual appointment of EY, the Audit Committee undertook a comprehensive assessment and review of EY, and considered among other factors:
•	Whether the retention of EY is in the best interests of Taboola and its shareholders;
•	EY’s technical expertise, geographical footprint, knowledge level and quality of service;
•	The recent performance of EY and the lead audit partner, including quality of communication, competence and responsiveness;
•	The independence of EY;
•	Known legal risks and significant proceedings involving EY; and
•	The fees incurred by Taboola for the services rendered.
In accordance with SEC rules and EY policies, the lead audit partner must be rotated at least every five years. The Committee and the Committee Chair are involved in the selection of the lead audit partner by vetting potential candidates, analyzing candidate qualifications and conducting interviews. The Committee is also consulted regarding the final selection of the lead audit partner.

General Information About the Annual Meeting
Questions and Answers About Voting
Why am I receiving these materials?
Taboola’s Board is soliciting your vote by proxy at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting your shares.
Can I access Taboola’s proxy materials and annual report electronically?
This proxy statement and our Annual Report on Form 10-K, including our audited consolidated financial statements for the year ended December 31, 2022, are available to our shareholders on the investor relations portion of our website at www.investors.taboola.com.
What is the record date for the meeting?
Our Board has fixed the record date for the Annual Meeting as of the close of business on April 24, 2023.
How many votes can be cast by all shareholders?
As of the Record Date, 297,952,725 shares of our ordinary shares were outstanding and entitled to be voted at the Annual Meeting. Each ordinary share is entitled to one vote on each matter. Our non-voting ordinary shares are not entitled to vote at the Annual Meeting.
How do I vote?
If your shares are registered in your name, you may vote online while virtually attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/TBLA2023 or by proxy without attending the Annual Meeting. Registered shareholders may also vote by telephone or on the Internet prior to the Annual Meeting by following the instructions included with your proxy card or the notice we mailed to you on April 25, 2023. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received from Taboola in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the Annual Meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the Internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board given below.
If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the Internet prior to the Annual Meeting.
If your shares are registered in your name or if your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the Annual Meeting, you will need to access the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/TBLA2023 and follow the instructions for shareholder voting.
What are the Board’s recommendations on how to vote my shares?
The Board recommends a vote FOR the following Proposals:
•	Proposal 1 — re-election of the three Class II nominees named herein as directors (page 16)
•	Proposal 2 — approval of the advisory proposal on executive compensation (page 38)
•	Proposal 3 — one-year on the frequency of future advisory proposals on executive compensation (page 39)
•
Proposal 4 — approval of a closing bonus and performance based cash bonus for our Chief Executive Officer (and director) and performance based cash bonuses for certain of our Named Executive Officers (page 40)

•	Proposal 5 — approval of compensation and amended compensation terms for our Chief Executive Officer (and director) (page 43)
•	Proposal 6 — re-appointment of independent auditors and authorization of the Board to fix their remuneration (page 47)
Additionally, if other matters are presented at the Annual Meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they determine.
Who pays the cost for soliciting proxies by Taboola?
Taboola will pay the cost of soliciting proxies including postage, printing, and handling. Proxies may be solicited by Taboola directors, officers and employees without additional compensation. Taboola will also supply proxy materials to brokers and other nominees to solicit proxies from beneficial owners and will reimburse them for their reasonable expenses in forwarding solicitation materials. In addition to solicitation by mail, proxies may be solicited by telephone, email, other means of electronic communication or in person.
What is householding?
Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple shareholders in one household. If you would like to receive your own set of Taboola’s proxy statements, annual reports and related materials, or if you share an address with another Taboola shareholder and together both of you would like to receive only a single set of these documents, you may (i) contact your bank, broker or other nominee or (ii) direct your written request to our Investor Relations Department at 16 Madison Square West, 7th Floor, New York, NY 10010, 212-206-7633.
May I change my vote?
If you are a registered shareholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the Annual Meeting and voting online during the Annual Meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.
What constitutes a quorum?
Under our Articles of Association, the Annual Meeting will be properly convened if at least two shareholders attend the Annual Meeting in person or sign and return proxies, provided that they hold ordinary shares representing at least 33 1∕3% of our voting power. If such quorum is not present within half an hour from the time scheduled for the Annual Meeting, the Annual Meeting will be adjourned to June 2, 2023. At such adjourned meeting the presence of at least one or more shareholders in person or by proxy (regardless of the voting power represented by their ordinary shares) will constitute a quorum.
What vote is required to approve each item?
The affirmative vote of the holders of a majority of the voting power represented and voting in person or by proxy is required to approve each Proposal other than Proposal 3. For Proposal 3, if none of the three frequency options receives a majority of the votes in attendance virtually or represented by proxy, the option of one year, two years or three years that receives the greatest number of votes will be considered the frequency recommended by shareholders.
Apart from for the purpose of determining a quorum, broker non-votes will not be counted as present and are not entitled to vote. Abstentions will not be treated as either a vote “FOR” or “AGAINST” a matter.
How is the vote counted?
Votes cast by proxy or at the annual meeting will be counted by the persons appointed by Taboola to act as tellers for the Annual Meeting.

Stock exchange rules permit a broker to vote shares held in a brokerage account on certain proposals if the broker does not receive voting instructions from you. Stock exchange and SEC rules, however, prohibit brokers from voting uninstructed shares in the case of election of directors, executive compensation matters and shareholder proposals. Accordingly, of the matters to be voted on at the Annual Meeting, we believe the only proposal on which brokers will have discretionary voting authority is the re-appointment of independent auditors and authorization of the Board to fix their remuneration (Proposal 6).
Where is the meeting held?
The Annual Meeting will be conducted solely via live audio webcast at: www.virtualshareholdermeeting.com/TBLA2023.
You will be able to participate, submit questions and vote your shares electronically. To do so, you will need to visit www.virtualshareholdermeeting.com/TBLA2023 and use the 16-digit control number provided with the voting instructions.
Please allow ample time for the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.
How do I submit a question at the annual meeting?
If you wish to submit a question on the day of the Annual Meeting, beginning at 9:00 a.m. (Eastern Time) / 4:00 p.m. (Israel Time) on June 1, 2023, you may login and ask a question at www.virtualshareholdermeeting.com/TBLA2023. The Annual Meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/TBLA2023 in advance of the Annual Meeting. The Annual Meeting guidelines will address the ability of shareholders to ask questions during the Annual Meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to Annual Meeting participants.
What happens if the Annual Meeting is postponed or adjourned?
Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.
May I see a list of shareholders entitled to notice of the Annual Meeting as of the Record Date?
A list of our registered shareholders as of the close of business on the Record Date will be made available to shareholders during the Annual Meeting at www.virtualshareholdermeeting.com/ TBLA2023. To access such list of registered holders beginning May 1, 2023 and until the Annual Meeting, shareholders should email Taboola Investor Relations at investors@taboola.com.
Proposals and Nominations by Shareholders
If you wish to submit a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the Company’s proxy materials for the Company’s 2024 Annual Meeting of Shareholders, your proposal must be submitted in writing by December 27, 2023 to Taboola Investor Relations, 16 Madison Square West, 7th Floor, New York, NY 10010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.
For a shareholder proposal submitted in accordance with Section 66(b) of the Companies Law to be considered timely, a shareholder proposal must be delivered within seven days following the Company’s notice of convening a shareholders’ general meeting at which directors are to be elected and certain other proposals are to be considered (or within three days of the Company’s notice in other instances).
The Company’s Articles of Association provides that in order for the Board to consider a request to include a matter on the agenda of a general meeting of shareholders (a “Proposal Request”), notice of the Proposal Request must be timely delivered and comply with certain requirements under the Articles of Association. To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law.
In addition to satisfying the foregoing requirements, including the timing and other requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2024 Annual Meeting of Shareholders must also provide notice to our Corporate Secretary that sets forth all information required by Rule 14a-19 under the Exchange Act, and such notice must be received no later than April 2, 2024, except that, if the date of the 2024 Annual Meeting of Shareholders changes by more than 30 calendar days from the date of the Annual Meeting, such notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Shareholders or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting of Shareholders is first made by the Company. A shareholder seeking to utilize the universal proxy rules must comply with those rules and must also comply with the Company’s Articles of Association, including the obligation to provide timely notice as described above.
Incorporation by Reference
To the extent that this proxy statement is incorporated by reference into any other filing by Taboola with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Taboola’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filing.
Other Matters
The Board does not know of any other matters that may be presented for action at the annual meeting other than those described in this proxy statement. If any other matters do properly come before the Meeting, including the authority to adjourn the Meeting pursuant to Article 30 of the Company’s Articles of Association, the persons named as proxies will vote, in their discretion, according to their best judgment and the recommendation of the Board.

APPENDIX A: Non-GAAP Reconciliation
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR FULL YEARS
ENDED DECEMBER 31, 2022 AND 2021 (Unaudited)
The following table provides a reconciliation of revenues to ex-TAC Gross Profit:
	Year ended December 31,
	2022	2021
	(dollars in thousands)
Revenues	$1,401,150	$1,378,458
Traffic acquisition cost	831,508	859,595
Other cost of revenues	105,389	77,792
Gross Profit	$464,253	$441,071
Add back: Other cost of revenues	105,389	77,792
ex-TAC Gross Profit	$569,642	$518,863
The following table provides a reconciliation of net income (loss) to Adjusted EBITDA:
	Year ended December 31,
	2022	2021
	(dollars in thousands)
Net income (loss)	$(11,975)	$(24,948)
Adjusted to exclude the following:
Finance (income) expenses, net	(9,213)	(11,293)
Income tax expenses	7,523	22,976
Depreciation and amortization	91,221	53,111
Share-based compensation expenses(1)	63,830	124,235
Restructuring expenses(2)	3,383	—
Holdback compensation expenses(3)	11,091	3,722
M&A costs(4)	816	11,661
Adjusted EBITDA	$156,676	$179,464
(1)	For the year ended December 31, 2021, a substantial majority is share-based compensation expenses related to going public.
(2)	Costs associated with the Company’s cost restructuring program implemented in September 2022.
(3)	Represents share-based compensation due to holdback of Taboola Ordinary Shares issuable under compensatory arrangements relating to Connexity acquisition.
(4)	For the year ended December 31, 2021, relates to the acquisition of ION Acquisition Corp. 1 Ltd., the acquisition of Connexity and going public.

The following table reconciles net income (loss) to Non-GAAP Net Income for the periods shown:
	Year Ended December 31,
	2022	2021
	(dollars in thousands)
Net income (loss)	$(11,975)	$(24,948)
Amortization of acquired intangibles	63,557	23,007
Share-based compensation expense(1)	63,830	124,235
Restructuring expenses(2)	3,383	—
M&A costs(3)	816	11,661
Holdback compensation expenses(4)	11,091	3,722
Revaluation of Warrants	(24,471)	(22,656)
Foreign currency exchange rate gains (losses), net(5)	(1,377)	4,625
Income tax effects(6)	(13,472)	(6,060)
Non-GAAP Net Income	$91,382	$113,586
(1)	For the year ended December 31, 2021, a substantial majority is share-based compensation expenses related to going public.
(2)	Costs associated with the Company’s cost restructuring program implemented in September 2022.
(3)	For the year ended December 31, 2021, relates to the acquisition of ION Acquisition Corp. 1 Ltd., the acquisition of Connexity and going public.
(4)	Represents share-based compensation due to holdback of Taboola Ordinary Shares issuable under compensatory arrangements relating to Connexity acquisition.
(5)
Represents non-operating foreign currency exchange rate gains or losses related to the remeasurement of monetary assets and liabilities to the Company’s functional currency using exchange rates in effect at the end of the reporting period.

(6)
For the year ended December 31, 2021, includes non recurring GAAP tax expense of $4.4 million related to voluntary utilization of an Israeli tax program which provided an incentive for Israeli companies to release certain previously tax-exempted earnings at a reduced tax rate. See Note 17 of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

TABOOLA.COM LTD.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TBLA2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V09741-P87846 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TABOOLA.COM LTD.

The Board recommends you vote for FOR the re-election of the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Nechemia J. Peres	☐	☐	☐
1b. Richard Scanlon	☐	☐	☐
1c. Gilad Shany	☐	☐	☐

The Board recommends you for vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To approve an advisory proposal on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. To approve, on an advisory basis, the frequency of future shareholder advisory votes on executive compensation.	☐	☐	☐	☐

The Board recommends you for vote FOR the following proposals:	**For**	**Against**	**Abstain**
4. To approve a closing bonus and performance based cash bonus for our Chief Executive Officer (and director) and performance based cash bonuses for certain of our named executive officers.	☐	☐	☐

	Yes	**No**
4a. Are you a controlling shareholder of the Company or do you have a personal interest in the approval of Proposal 4, as such terms are defined in the Proxy Statement?	☐	☐

(Please note: If you mark "Yes" or leave this question blank, your shares will not be voted for Proposal 4).

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Proxy Statement is available at www.proxyvote.com.

V09742-P87846

TABOOLA.COM LTD.
Annual General Meeting of Shareholders
To be held June 1, 2023
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Eldad Maniv, President and COO, and Blythe Holden, General Counsel and Corporate Secretary, of the Company and each of them, as proxies and attorneys-in-fact, each with the power to appoint (his/her) substitute or successive substitutes, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of TABOOLA.COM LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 a.m. (Eastern Time) / 4:00 p.m. (Israel Time) on June 1, 2023, to be conducted online via live audio webcast, as detailed in the Company's Proxy Statement, and in their discretion, according to their best judgment and the recommendation of the Board of Directors, to vote upon such other business as may properly come before the meeting, any adjournment(s) or postponement(s) thereof. The undersigned shareholder(s) also acknowledge(s) receipt of the Notice of Annual General Meeting of Shareholders and the Company's Proxy Statement for such meeting (including either a physical copy or by way of electronic access).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side